As filed with the Securities and Exchange Commission on January 21, 2015

Registration No. 333-200874

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUNOCELLULAR THERAPEUTICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	2834	93-1301885
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

23622 Calabasas Road, Suite 300

Calabasas, California 91302

(818) 264-2300

(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Andrew Gengos

ImmunoCellular Therapeutics, Ltd.

23622 Calabasas Road, Suite 300

Calabasas, California 91302

(818) 264-2300

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Glen Y. Sato Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	John D. Hogoboom Lowenstein Sandler LLP 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common Stock, $0.0001 par value per share
Warrants to purchase shares of common stock
Shares of common stock issuable upon exercise of the Warrants
Total:	$26,500,000	$3,079.30

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	The registrant previously paid $2,324 with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

SUBJECT TO COMPLETION, DATED

JANUARY 21, 2015

28,169,014 Shares of Common Stock

Warrants to Purchase 8,450,704 Shares of Common Stock

We are offering 28,169,014 shares of our common stock and warrants to purchase 8,450,704 shares of our common stock. Each share of common stock is being sold together with 0.30 of a warrant to purchase one share of common stock. Each warrant will have an exercise price equal to 110% of the last reported sale price of our common stock as of the close of the trading day immediately preceding the pricing of this offering and will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares of common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Our common stock is listed on the NYSE MKT under the symbol “IMUC.” The last reported sale price of our common stock on January 16, 2015 was $0.71 per share. There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange. Without an active trading market, the liquidity of the warrants will be limited.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 10 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total(1)
Public offering price	$	$	$
Underwriting discount(2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$

(1)	The public offering price is $ per share of common stock and $ per warrant to purchase of a share of common stock.
(2)	We have also agreed to reimburse the underwriter for certain of its expenses. See “Underwriting” for a description of the compensation payable to the underwriter.
(3)	We estimate the total expenses of this offering payable by us, excluding the underwriting discount, will be approximately $410,000.

We anticipate that delivery of the shares and warrants against payment will be made on or about                     , 2015.

Roth Capital Partners

The date of this prospectus is                     , 2015.

We and the underwriter have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock or warrants.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 10 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to ImmunoCellular Therapeutics, Ltd.

Company Overview

ImmunoCellular Therapeutics, Ltd. is a clinical-stage biotechnology company that is developing immune-based therapies for the treatment of cancers. Immunotherapy is an emerging approach to treating cancer in which a patient’s own immune system is stimulated to target tumor antigens, which are molecular signals that the immune system uses to identify foreign bodies. While some other cancer immunotherapies only target a single cancer antigen, our technology can elicit an immune response against several antigens. Our cancer immunotherapies are also distinguished by the fact that they target cancer stem cells (CSCs), which are the primary drivers of tumor growth and disease recurrence. Our most advanced product candidate, ICT-107, completed phase II testing in December 2013, and we have received feedback from both the U.S. and European Union (EU) regulatory agencies that supports our plans for moving forward into phase III testing. In addition, we have a portfolio of other potential therapeutic immunotherapies using our proprietary approach to treating cancer.

ICT-107, our lead product candidate, is a dendritic cell (DC) vaccine for the treatment of newly diagnosed glioblastoma multiforme (GBM), the most common and lethal type of brain cancer. ICT-107 is designed to activate a patient’s immune system to target six different tumor-associated antigens. The recently completed phase II testing of ICT-107 involved a clinical trial designed as a double-blind, placebo-controlled (2:1 randomized), multicenter evaluation of the safety and efficacy of ICT-107 in patients with newly diagnosed GBM. From January 2011 until September 2012, the trial enrolled 278 patients at 25 centers throughout the U.S. and 124 patients were randomized to ICT-107 or placebo. In December 2013, we reported that ICT-107 treated patients had a numerical advantage in overall survival (OS) of two months more than placebo patients in the intent-to-treat (ITT) population but that the difference in survival between ICT-107 and placebo treated patients (the primary efficacy endpoint of the trial), did not reach statistical significance (p-value = 0.58; Hazard Ratio = 0.87). For Progression-Free Survival (PFS), an important secondary efficacy endpoint, we reported ICT-107 treated patients had a two-month advantage in median PFS compared with placebo patients in the ITT population. This difference in PFS between ICT-107 and placebo treated patients reached statistical significance (p-value = 0.014; Hazard Ratio = 0.56). ICT-107 was generally well tolerated, with no imbalance in adverse events between the treated and placebo groups.

The ICT-107 phase II trial ended once 64 of the 124 randomized patients had died. Once this event level was reached, the process of verifying the patient data at each trial site, addressing missing or incorrect data, and conducting the predefined statistical analysis took place. In the course of this process, three more patients died and their survival data were included in the results announced in December 2013, bringing the event count to 67 deaths. Because patients in the phase II trial continue to be monitored for survival and other parameters, we periodically update important endpoint analyses including the comparison of overall survival for ICT-107 and placebo treated patients. In addition, we are able to monitor long-term survival which is thought to be a feature of cancer immunotherapies and has been periodically reported on by trial investigators for the 16 newly diagnosed GBM patients treated in the phase I clinical trial that concluded in 2010.

In November 2014, we reported updated endpoint analysis of our ICT-107 phase II trial. In that update, we indicated that OS and PFS in pre-defined patient subgroups favored treatment with ICT-107 over control. The ICT-107 treatment effect appears to be strongest in the pre-defined subgroup of HLA-A2 patients. We analyzed HLA-A2 patients according to their MGMT gene status (unmethylated or methylated) which is a known predictor of responsiveness to standard of care chemotherapy. While the subgroups we analyzed were small in size, and not powered to show statistical significance, the numeric advantages in favor of the ICT-107 treated patients were shown to be large and clinically meaningful.

In the November 2014 update, we reported that a total of 88 events (patient deaths) had been recorded from the 124 randomized patients. There were 25 active and 11 control patients alive for a total of 36 patients available for additional follow-up.

•	Median PFS in the intent-to-treat (ITT) population (all phase II patients) was 11.4 months for the ICT-107 treated group and 10.1 months for the control group, representing a statistically significant benefit in the ICT-107 treated group (age stratified HR = 0.640 [0.423-0.968], p = 0.033).

•	Median OS in the ITT population was 18.3 months for the ICT-107 treated group and 16.7 for the control group, representing a numeric, but not statistically significant, advantage for the treatment group (age stratified HR = 0.854 [0.547-1.334], p = 0.487).

•	Median PFS for the HLA-A2 methylated MGMT per-protocol (PP) population was 24.1 months for the ICT-107 treated group and 8.5 months for control, representing a statistically significant 15.6-month PFS benefit for the ICT-107 treated group (age stratified HR = 0.257 [0.095-0.697], p = 0.004).

•	Median OS for the HLA-A2 methylated MGMT PP population was 23.9 months for the control group, and the median has not yet been reached for the ICT-107 treated group. At the time of the analysis, 65% of ICT-107 patients and 50% of the control patients were alive (age stratified HR = 0.631 [0.212-1.880], p = 0.404), suggesting the potential for long-term survival with ICT-107 treatment.

•	Median PFS for the HLA-A2 unmethylated MGMT PP population was 10.5 months for the ICT-107 treated group and 6.0 months for the control group, representing a 4.5-month median PFS benefit for the ICT-107 treated group (age stratified HR = 0.720 [0.351-1.474], p = 0.364).

•	Median OS for the HLA-A2 unmethylated MGMT PP population, was 15.8 months for ICT-107 patients, and 11.8 months for the control group, representing a 4-month median OS benefit for the ICT-107 treated group (age stratified HR = 0.652 [0.320-1.325], p = 0.233).

After announcing the initial phase II trial results in December 2013 and updating them again in April 2014, we decided to seek advice from regulatory authorities on potential paths to registration for ICT-107. Between June and September of 2014, we met with the U.S. Food and Drug Administration (FDA) and with three national European regulators to receive their assessment of the ICT-107 program and their advice concerning further testing. All of these regulatory groups expressed support for phase III testing and provided guidance on elements of trial design. Recently, the European Medicines Agency (EMA) provided support for advancing ICT-107 to a registrational phase III program in patients with newly diagnosed glioblastoma. The EMA guidance is consistent with the feedback we received from the FDA relative to the scope, design and endpoints of the program and the inclusion of patients based on HLA and MGMT status. We intend to finalize the design of the phase III program, ensuring harmony between U.S. and European trial protocols, with the goal of being in position to initiate the phase III program in 2015. Our preliminary strategy is to begin a trial of approximately 400 HLA-A2 patients at sites in both the U.S. and EU. We are in discussions with various oncology cooperative groups to explore working with them to enroll and assist our trial.

In addition to ICT-107, we are also developing other therapeutic DC vaccines: ICT-140 for ovarian cancer and ICT-121 for recurrent GBM. ICT-140 targets seven tumor-associated antigens expressed on ovarian cancer cells. Some of the antigens utilized in ICT-140 were also used in ICT-107. We filed an investigational new drug (IND) application for ICT-140 at the end of 2012 and the IND was allowed by the FDA in January 2013. We subsequently twice modified the design of the trial and amended the IND to reflect these changes in May 2013 and September 2014. These amendments were allowed by the FDA shortly after the submissions. During the interim time period, we upgraded our generalized DC vaccine manufacturing process to bring it to a phase III and commercial ready state. We plan to use this improved process to manufacture clinical supplies for the ICT-140 trial. We are holding the initiation of this trial until we have secured sufficient financial resources to commence the ICT-107 phase III program. ICT-121 specifically targets CD133, a CSC marker that is overexpressed in a wide variety of solid tumors, including ovarian, pancreatic, and breast cancers. We began screening patients in September 2013 for a single-site phase I trial in recurrent GBM. Originally it was our intention to enroll 20 patients at one site. However, during 2014, we determined that enrollment would occur faster if additional sites were added to the study. Therefore, we have added one additional site and are in the process of adding five more sites with the expectation that enrollment will be complete in the second or third quarter of 2015.

During the third quarter of 2014, we entered into a licensing agreement with the California Institute of Technology (Caltech) for exclusive rights to novel technology for the development of certain antigen specific T cell immunotherapies for the treatment of cancer. The technology originated from the labs of David Baltimore, Ph.D., Nobel Laureate and President Emeritus at Caltech, and utilizes the patient’s own hematopoietic stem cells to create antigen-specific killer T cells to treat cancer. We plan to utilize this technology to expand and complement our dendritic cell-based cancer vaccine platform, with the goal of developing new immunotherapies that kill cancer cells in a highly directed and specific manner and that can function as monotherapies or in combination therapy approaches.

Caltech’s technology potentially addresses the challenge, and limitation, that TCR (T cell receptor) technologies have faced of generating a limited immune response and having an unknown persistence in the patient’s body. We believe that by inserting DNA that encodes T cell receptors into stem cells rather than into T cells, the immune response can be transformed into a durable and more potent response that could effectively treat previously resilient solid cancers. This observation has been verified in animal models by investigators at Caltech and the National Cancer Institute.

We are embarking on a program to develop this technology with the goal of generating a first candidate for clinical testing.

Autologous cell-based therapies must be manufactured separately for each patient. As a consequence, the manufacturing costs are typically higher when compared to other types of therapies that are not patient specific. We have developed our manufacturing process so that we can make multiple doses of a patient’s vaccine from a single manufacturing run utilizing one apheresis from the patient. In addition, the vaccine is stored in liquid nitrogen making the logistics of shipping and administration to the patient easier than that for other cell therapies that must be shipped fresh and administered to the patient within hours of manufacture.

While we believe that we have a promising technology portfolio of multiple clinical-stage candidates, we do not currently anticipate that we will generate any revenues from either product sales or licensing in the foreseeable future. We have financed the majority of our prior operations through the sales of securities, including underwritten public offerings completed in January 2012 and October 2012 that generated $9.3 million and $19.4 million of net proceeds, respectively. During 2012, we also received approximately $3.2 million from the exercise of warrants. During 2013, we received approximately $5.0 million from the additional exercise of warrants and approximately $4.9 million, net of offering expenses of $338,000, from the sales of our common stock pursuant to our Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co. Through September 30, 2014, we received $2.7 million, net of offering expenses, from our Controlled Equity OfferingSM and $1 million from the exercise of stock options.

The estimated cost of completing the development of any of the current or potential immunotherapy candidates will require us to raise additional capital, generate additional capital from the uncertain exercise of outstanding warrants, or enter into collaboration agreements with third parties. There can be no assurances that we will be able to obtain any additional funding, or if such funding is available, that the terms will be favorable. In addition, collaborations with third parties may not be available to us and may require us to surrender rights to many of our products, which may reduce the potential share of returns in any licensed products. If we are unable to raise sufficient capital or secure collaborations with third parties, we will not be able to further develop our product candidates.

Technology and Potential Products

The table below summarizes the status of our ICT-107, ICT-121 and ICT-140 product candidates and other technologies:

PRODUCT CANDIDATE	TARGET INDICATION	STATUS
Active Immunotherapies

ICT-107 (DC-based vaccine targeting CSCs and cancer antigens)	Newly diagnosed GBM	Phase II completed

ICT-121 (DC-based vaccine targeting CD133+ CSCs)	Recurrent GBM and other solid tumor cancers	Phase I enrolling patients

ICT-140 (DC-based vaccine targeting CSCs and cancer antigens)	Recurrent ovarian cancer	Phase II pending

Stem cell therapies for cancer	To be determined	Pre-clinical

Cancer is caused by abnormal cells that grow in an uncontrolled manner. These cells proliferate and can metastasize throughout the body causing tumors that can result in organ failure and death. Unfortunately, conventional cancer treatments, such as surgery, radiation, and chemotherapy, have limited therapeutic benefit and significant undesirable side effects. Our approach is to develop cancer therapies that activate the body’s immune system response to fight cancer. FDA-approved cancer immunotherapies, such as sipuleucel-T and ipilimumab, have been shown to improve patient survival where conventional therapies failed.

We believe our approach of targeting multiple tumor-associated antigens, as well as CSC antigens, will enable us to develop clinically effective treatments. Cancer is a complex disease often characterized by several cellular abnormalities. We believe that targeting multiple cancer antigens not only increases the likelihood of an effective treatment, but can also prevent tumor escape mechanisms that are sometimes observed with single-antigen targeted therapies.

Solid tumors commonly consist of different types of cancer cells. CSCs are a subset of cancerous cells representing a small number of all cells in a tumor. They are believed to be responsible for growth and recurrence of primary and metastatic tumors. Like normal stem cells, CSCs have the ability to self-renew and make differentiated daughter cells. But, unlike normal stem cells, CSCs no longer have the ability to regulate their own growth. Scientists have shown that CSCs are resistant to radiation and chemotherapy. Thus, conventional therapies can eliminate most of the bulk tumor, but since the CSCs are not destroyed, the tumor can regrow after treatment. Complete eradication of the entire tumor mass requires elimination of the CSCs.

Active Immunotherapy

DCs are cells responsible for antigen processing and presentation to the immune system and play a central role in the body’s immune response. They act as first responders that initiate a T cell response to fight infections or foreign bodies. DCs do this by recognizing, processing and presenting foreign antigens to the T cells. Thus, they are powerful potentiators of acquired immunity through an effective presentation of the cancer antigens to T cells, which subsequently mediate the killing of cancer cells. The goal of DC-based vaccines is to (i) make use of and enhance the DC’s ability to trigger a T cell response and (ii) stimulate DCs to focus the T cell response to specifically target and destroy cancer cells.

DCs normally do not target malignant tumors, since they do not recognize the tumor as a foreign body that needs to be eliminated. Also, they are typically not present in sufficient numbers to permit an adequately potent immune response to fight cancer. DC therapy typically involves harvesting peripheral blood mononuclear cells (PBMCs) from a patient, culturing them and processing them in a laboratory to produce a sufficient number of highly potent DCs. The DCs are then cultured with tumor-associated antigens and injected back into the patient, where they can signal T cells to seek out and destroy cancer cells that express the tumor-associated antigens.

Sipuleucel-T was the first cell-based cancer immunotherapy to be approved by the FDA. The prostate cancer vaccine utilizes the patient’s antigen presenting cells (APCs) to target a single tumor antigen known as prostatic acid phosphatase. A randomized phase III trial showed that sipuleucel-T was safe and extended the median overall survival of metastatic castrate-resistant prostate cancer patients by four months.

We believe that manufacturing and logistical costs associated with sipuleucel-T have limited the drug’s commercial viability. Manufacturing is relatively inefficient as only about 25% of the final product actually consists of APCs. The APCs cannot be stored and must be administered within 18 hours. Also, patients must undergo three apheresis procedures every two weeks to harvest enough cells to manufacture three doses of sipuleucel-T.

In contrast, our DC technology avoids many of sipuleucel-T’s shortcomings. As much as 90% of our final manufacturing product is DCs, which, we believe, can stimulate a much stronger immune response than APCs. Our manufacturing process is able to produce 20 doses from a single apheresis procedure. The DCs can be frozen and stored for long periods. Our phase II ICT-107 vaccines have already demonstrated stability beyond two years. Freezing the vaccine eliminates the need to ship the product back to patients within 18 hours. Also, DCs can be administered more conveniently by intradermal injection versus intravenous infusion for sipuleucel-T.

Product Candidates

ICT-107

The American Cancer Society (ACS) estimates that about 23,380 malignant tumors of the brain and spinal cord will be diagnosed in the U.S. in 2014. GBM is the most prevalent and aggressive form of brain cancer. Over 10,000 new patients are diagnosed with GBM in the U.S. each year. Despite advances in surgery, radiation, and chemotherapy, recurrence is almost a certainty, occurring on average within 6.9 months. The median survival time for newly diagnosed GBM patients is only 14.6 months, and fewer than 10% of these patients live more than five years.

ICT-107 is a DC vaccine that targets six different tumor-associated antigens that are found on patients’ tumor cells; at least four of the six antigens are highly expressed on CSCs. The therapeutic vaccine is intended to be used subsequent to conventional therapy or concomitantly with chemotherapy in patients with newly diagnosed GBM. Results from a phase I clinical trial at Cedars-Sinai Medical Center in Los Angeles showed that ICT-107 was well tolerated, with no significant adverse events reported. Of the 16 newly diagnosed patients treated with ICT-107, seven continue to survive beyond six years. Six of the 16 patients were disease free over five years. One of these six patients later died from leukemia without recurrence of GBM, one progressed at 62 months, and four patients are still free of disease. The median PFS in the 16 newly diagnosed patients enrolled in the trial was 16.9 months, and median OS was 38.4 months—the latter representing a 20 month advantage as compared to historical standard of care in similar patients.

In June 2010, ICT-107 for the treatment of glioblastoma or brain stem glioma was granted Orphan Drug status by the FDA, making the product candidate eligible, under certain circumstances, for marketing exclusivity and other potential benefits.

In September 2010, we entered into a Master Services Agreement (MSA) with Aptiv Solutions (formerly Averion International Corp.), a clinical research organization. Under the MSA, Aptiv Solutions provides us with clinical trial support services in connection with and over the course of our phase II clinical trial for ICT-107, including overseeing enrollment of patients and execution. The MSA, which may be terminated by us at any time, provides for a limit of approximately $5.0 million on the fees that we will be obligated to pay if all of the planned services are actually provided.

In January 2011, we entered into a vaccine production agreement with the University of Pennsylvania, who assisted us in the Good Manufacturing Practice (GMP) production of ICT-107 for the phase II trial. In October 2011, we entered into an agreement with Progenitor Cell Therapy, LLC to serve as a second manufacturer of ICT-107 for the phase II trial.

In February 2014, ICT-107 for the treatment of glioma, which includes glioblastoma multiforme, was granted Orphan Drug status by the EMA, providing us with eligibility to incentives, under certain circumstances, including a ten-year period of market exclusivity, access to a centralized review process, trial design assistance and scientific advice during product development, fee reductions, and tax incentives.

ICT-140

The ACS estimates that in the U.S. about 21,980 women will receive a new diagnosis of ovarian cancer and about 14,270 will die from ovarian cancer in 2014. The National Cancer Institute reports that ovarian cancer is the ninth leading cause of cancer death in the United States and the lifetime risk is approximately 1.4%. By contrast according to the most recent estimates 39% of women who inherit a harmful BRCA1 mutation and 11% to 17% of women who inherit a harmful BRCA2 mutation will develop ovarian cancer by age 70 years.

Ovarian cancer usually spreads via local shedding into the peritoneal cavity followed by implantation on the peritoneum and via local invasion of bowel and bladder. The incidence of positive nodes at primary surgery has been reported to be as much as 24% in patients with stage I disease, 50% in patients with stage II disease, 74% in patients with stage III disease and 73% in patients with stage IV disease. The five-year survival rate for all stages of ovarian cancer is approximately 44%. For cases where a diagnosis is made early in the disease, when the cancer is still confined to the primary site, the five-year survival rate is 92%. However, only 15% of all ovarian cancers are found at this early stage.

Many ovarian cancers are spontaneously invaded by T cells, and patients whose tumors have tumor-infiltrating T cells survive longer. As a result, we believe that cancer immunotherapies may improve the survival rate of patients with ovarian cancer.

ICT-140 is a DC vaccine that targets seven tumor-associated antigens expressed on ovarian cancer cells. Some of the antigens utilized in ICT-140 are also used in ICT-107. We filed an investigational new drug (IND) application for ICT-140 at the end of 2012 and the IND was allowed by the FDA in January 2013. We subsequently twice modified the design of the trial and amended the IND to reflect these changes in May 2013 and September 2014. These amendments were allowed by the FDA shortly after the submissions. During the interim time period, we upgraded our generalized DC vaccine manufacturing process to bring it to the level of phase III and commercial ready. We plan to use this improved process to manufacture clinical supplies for the ICT-140 trial. We are holding the initiation of this trial until we have secured sufficient financial resources to commence the ICT-107 phase III program.

ICT-121

Dr. John Yu and his research team have discovered antigen peptides that can elicit a T cell immune response against CD133, a marker that is commonly present on CSCs. CD133-positive CSCs have been identified in a number of different cancers, including gliomas, colon cancer and pancreatic cancer.

ICT-121 specifically targets CD133, a CSC marker that is overexpressed in a wide variety of solid tumors, including ovarian, pancreatic, and breast cancers. We began screening patients in September 2013 for a phase I trial in recurrent GBM. Originally it was our intention to enroll 20 patients at one site. However, during 2014, we determined that enrollment would occur faster if additional sites were added to the study. Therefore, we have added one additional site and are in the process of adding five more sites with the expectation that enrollment will be complete in the second or third quarter of 2015.

THE OFFERING

Common stock offered	28,169,014 shares (assuming a combined public offering price of $0.71 per share of our common stock and related warrant, the last reported sale price of our common stock on January 16, 2015).

Warrants offered	Warrants to purchase up to 8,450,704 shares of common stock (assuming a combined public offering price of $0.71 per share of our common stock and related warrant, the last reported sale price of our common stock on January 16, 2015). Each share of common stock is being sold together with 0.30 of a warrant to purchase one share of common stock. Each warrant will have an exercise price equal to 110% of the last reported sale price of our common stock as of the close of the trading day immediately preceding the pricing of this offering, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date.

Common stock to be outstanding after this offering	89,050,569 shares, or 97,501,273 shares if the warrants sold in this offering are exercised in full (assuming a combined public offering price of $0.71 per share of our common stock and related warrant, the last reported sale price of our common stock on January 16, 2015).

Use of proceeds	We intend to use the net proceeds of this offering to enroll our current planned phase III clinical trial of ICT-107, to complete phase I development of ICT-121, to commence our T cell research program and for working capital and general corporate purposes. We may use a portion of the net proceeds of this offering to acquire additional technologies. See “Use of Proceeds” on page 28 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 10 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Market symbol and trading	Our common stock is listed on the NYSE MKT under the symbol “IMUC.” There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange. Without an active trading market, the liquidity of the warrants will be limited.

The number of shares of common stock to be outstanding after this offering as shown above is based on 60,881,555 shares outstanding as of September 30, 2014 and excludes as of that date:

•	9,469,765 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.33 per share;

•	10,026,042 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.22 per share (without giving effect to any of the anti-dilution adjustment provisions thereof); and

•	5,680,731 shares of common stock reserved for potential future issuance pursuant to our 2006 Equity Incentive Plan.

In addition, the number of shares of our common stock to be outstanding immediately after this offering as shown above does not include up to approximately $8.9 million of shares of our common stock that remained available for sale (of which only $1.9 million of shares is currently registered for offer and sale) at September 30, 2014 under our Sales Agreement with Cantor Fitzgerald & Co., as agent. Between September 30, 2014 and the date of this prospectus, we sold an aggregate of 2.7 million shares of our common stock for gross proceeds of approximately $1.9 million under the Sales Agreement.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information in this prospectus before deciding to invest in or maintain your investment in our company. The risks described below are not intended to be an all-inclusive list of all of the potential risks relating to an investment in our securities. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. Additional risks and uncertainties not currently known or that are currently considered to be immaterial may also materially and adversely affect our business. As a result, the trading price or value of our securities could be materially adversely affected and you may lose all or part of your investment.

Risks Related To Our Business

We are a pre-revenue stage company subject to all of the risks and uncertainties of a biotechnology business, including the risk that we may never successfully develop any products or generate revenues.

We are a pre-revenue stage company that has only recently commenced any significant research and development activity. We may be unable to satisfactorily develop or market any of our current or proposed product candidates, those product candidates may not generate any revenues, and any revenues generated may not be sufficient for us to become profitable or thereafter maintain profitability. We have not generated any recurring revenues to date, and we do not expect to generate any such revenues for a number of years.

Our cell-based vaccine technologies are our primary platform technologies, and our commercial prospects will be heavily dependent on the outcome of regulatory requirements and any future clinical trials for our lead vaccine product candidate, ICT-107. We have only three full-time employees and three part-time employees, have limited resources and may not possess the ability to successfully overcome many of the risks and uncertainties frequently encountered by early stage companies involved in the new and rapidly evolving field of biotechnology in general and cancer immunotherapies and monoclonal antibodies in particular. You must consider that we may not be able to:

•	obtain additional financial resources necessary to develop, test, manufacture and market our vaccine product candidates, in particular ICT-107 as the proceeds from a successful offering will not be sufficient to complete the phase III study without a collaborative partner, capital obtained from possible exercise of outstanding warrants, or additional financing, and any future product candidates that we may develop will require additional funding sources;

•	engage corporate partners to assist in developing, testing, manufacturing and marketing our vaccine product candidates or any future product candidates that we may develop;

•	satisfy the regulatory requirements for acceptable pre-clinical and clinical trial studies or to timely enroll patients;

•	establish and demonstrate or satisfactorily complete the research to demonstrate at various stages the pre-clinical and clinical efficacy and safety of our vaccine product candidates or any future product candidates that we may develop;

•	apply for and obtain the necessary regulatory approvals from the FDA and the appropriate foreign regulatory agencies;

•	market our vaccine product candidates or any future product candidates that we may develop to achieve acceptance and use by the medical community and patients in general and produce revenues; and

•	attract and retain, on acceptable terms, qualified technical, commercial and administrative staff for the continued development and growth of our business.

Our current product candidates and any future product candidates that we may develop will be based on novel technologies and the development, manufacture and regulatory approval for such products are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of our therapies creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third-party reimbursement and market acceptance. For example, the FDA may have limited experience with dendritic cell-based therapeutics and, with the exception of one dendritic cell-based vaccine for the treatment of prostate cancer, has not yet approved any of these therapeutics for marketing, and the pathway to regulatory approval for our vaccine product candidates or any future vaccine product candidates may accordingly be more uncertain, complex and lengthy than the pathway for new conventional drugs. The targeting of cancer stem cells as a potential therapy is a recent development that may not become broadly accepted by scientists, physicians, pharmaceutical companies or the FDA. In addition, the manufacture of biological products, including dendritic cell-based vaccines, could be more complex and difficult, and therefore, these potential challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

We may elect to delay or discontinue preclinical studies or clinical trials based on unfavorable results. Any product candidate using a cellular therapeutic technology may fail to:

•	survive and persist in the desired location;

•	provide the intended therapeutic benefits;

•	properly integrate into existing tissue in the desired manner; or

•	achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing.

In addition, our product candidates may cause undesirable side effects. Results of preclinical research with our vaccine product candidates or any other or future product candidates that we may develop or clinical results with formulations used in earlier trials that are similar but not identical to our product candidate formulations may not be indicative of the results that will be obtained in later stages of preclinical or clinical research on our product candidates. In particular, the results generated in our recently completed phase II trial of ICT-107 may not be indicative of the results that we might obtain in further testing of ICT-107, including potential phase III testing.

If regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business and results of operations would be harmed. Furthermore, because cancer stem cell and dendritic cell-based products represent new forms of therapy, the marketplace may not accept any products we may develop that utilize these technologies. If we do succeed in developing products, we will face many potential obstacles, such as the need to obtain regulatory approvals and to develop or obtain manufacturing, marketing and distribution capabilities. In addition, we will face substantial additional risks, such as product liability claims.

Because of the early stage of development of our vaccine product candidates, we do not know if we will be able to generate data that will support the filing of a biologics license application for these product candidates or the FDA’s approval thereof. Any of our investigational new drug applications (INDs) may be placed on clinical hold by the FDA at any time, which would delay clinical development until underlying safety concerns are resolved to the FDA’s satisfaction. If we experience substantial delays, we may not have the financial resources to continue development of these product candidates or the development of any of our other or future product candidates that we may develop. Delays in clinical trials could reduce the commercial viability of our vaccine product candidates and any other or future product candidates that we may develop. Delays in patient enrollment may be caused by a number of factors, including patient reluctance to participate in blinded trials where the patient is not assured of receiving the treatment being tested in the trial. Even if we successfully develop and gain regulatory approval for our products, we still may not generate sufficient or sustainable revenues or we may not become profitable, which could have a material adverse effect on our ability to continue our marketing and distribution efforts, research and development programs and operations.

If we encounter difficulties enrolling patients in our clinical trials, our trials could be delayed or otherwise adversely affected.

Clinical trials for our product candidates may require that we identify and enroll a large number of patients with the disease under investigation. We may not be able to enroll a sufficient number of patients, or those with required or desired characteristics to achieve diversity in a study, to complete our clinical trials in a timely manner. We have in the past experienced some difficulty in enrollment in our clinical trials due to the criteria specified for eligibility for these trials, and we may encounter these difficulties in our ongoing clinical trials for our product candidates.

Patient enrollment is affected by factors including:

•	design of the trial protocol;

•	the size of the patient population;

•	eligibility criteria for the study in question;

•	perceived risks and benefits of the product candidate under study;

•	availability of competing therapies and clinical trials;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment; and

•	proximity and availability of clinical trial sites for prospective patients.

If we have difficulty enrolling a sufficient number or diversity of patients to conduct our clinical trials as planned, we may need to delay or terminate ongoing or planned clinical trials, either of which would have a negative effect on our business. For example, we currently project that enrollment for our planned ICT-107 phase III study will start as planned and that we will accrue and enroll patients based on our historical experience in order to achieve our stated goal of completing enrollment in the first half of 2017 and having our interim results 12 to 18 months thereafter. There can be no assurance that we will timely achieve these goals, that we will have sufficient funding to obtain these results or that the results will be favorable.

Before we can market our vaccine product candidates or any other or future product candidates that we may develop, we must obtain governmental approval for each of these product candidates, the application and receipt of which is time-consuming, costly and uncertain.

Our current product candidates and any future product candidates that we will be developing will require approval of the FDA before they can be marketed in the U.S. Although our focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before we can market our current and proposed product candidates in other countries. The process for filing and obtaining FDA approval to market therapeutic products is both time-consuming and costly, with no certainty of a successful outcome. The historical failure rate for companies seeking to obtain FDA approval of therapeutic products, particularly vaccines for cancer, is high and, with the exception of Dendreon Corporation’s antigen presenting cell vaccine for the treatment of prostate cancer, no cell-based cancer vaccine has to date been approved by the FDA. This process includes conducting extensive pre-clinical research and clinical testing, which may take longer and cost more than we initially anticipate due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols in a timely manner, unexpected adverse reactions by patients in the trials to our proposed product candidates and changes in the FDA’s requirements for our testing during the course of that testing.

ICT-121 has only recently begun its first testing in patients and we may encounter unexpected and adverse immune responses or other side effects in the patients whom we test with this product candidate.

The time required to obtain FDA and other approvals is unpredictable but often can exceed five years following the commencement of clinical trials, depending upon the complexity of the product and other factors.

Any analysis we perform on data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to a variety of reasons, including new government regulations from future legislation or administrative action, or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Failure to timely and successfully complete clinical trials, show that our products are safe and effective and timely file and receive approval of our biologics license applications would have a material adverse effect on our business and results of operations. Even if approved, the labeling approved by the relevant regulatory authority for a product may restrict to whom we and our potential partners may market the product or in the manner in which our product may be administered, which could significantly limit the commercial opportunity for such product.

Prior to granting product approval, the FDA must determine that our third party contractors’ manufacturing facilities meet current good manufacturing practice (GMP) requirements before we can use them in the commercial manufacture of our products. We and all of our contract manufacturers are required to comply with the applicable GMP current regulations. Manufacturers of biologics must also comply with the FDA’s general biological product standards. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or voluntary recall of a product. GMP regulations require quality control and quality assurance as well as the corresponding maintenance of records and documentation sufficient to ensure the quality of the approved product.

Certain of our current product candidates may not be eligible for Orphan Drug status.

The United States and Europe may designate drugs for relatively small patient populations as orphan drugs. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but does make the product eligible for orphan drug exclusivity, reduced filing fees and specific tax credits. Generally, if a company receives the first marketing approval for a product with an orphan drug designation in the clinical indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity in the United States means that the FDA will not approve another application to market the same drug for the same indication, except in limited circumstances, for a period of seven years in the United States. This exclusivity, however, could block the approval of our proposed product candidates if a competitor obtains marketing approval before us. In Europe, orphan drug exclusivity means that we will have market exclusivity for ten years. We have obtained orphan drug status in the United States and Europe for ICT-107 to treat GBM and may also seek this status for ICT-140 to treat ovarian cancer and for ICT-121 to treat recurrent GBM if we meet the eligibility criteria. However, even if we obtain orphan drug exclusivity for any of our proposed product candidates, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have will not block the approval of such competitive product.

Because our current and our other future potential product candidates will represent novel approaches to the treatment of disease, there are many uncertainties regarding the development, manufacturing, market acceptance, third-party reimbursement coverage and commercial potential of our product candidates.

The approaches offered by our current product candidates or any future product candidates that we may develop may not gain broad acceptance among doctors or patients and governmental agencies or third-party medical insurers may not be willing to provide reimbursement coverage for proposed product candidates. Moreover, we do not have internal marketing data research resources and are not certain of and have not attempted to independently verify the potential size of the commercial markets for our current product candidates or any future product candidates that we may develop. Since our current product candidates and any future product candidates that we may develop will represent new approaches to treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. We may spend large amounts of money trying to obtain approval for these product candidates, and never succeed in doing so. In addition, these product candidates may not demonstrate in large sets of patients the pharmacological properties ascribed to them in the laboratory studies or smaller groups of patients, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways either before or after they are approved to be marketed. We have not yet manufactured our product on a commercial scale and may not be able to achieve manufacturing efficiencies relative to our competitors. We do not yet have sufficient information to reliably estimate what it will cost to commercially manufacture our current product candidates or any future product candidates that we may develop, and the actual cost to manufacture these products could materially and adversely affect the commercial viability of these products. Certain of our cell-based vaccine product candidates may be formulated with cells harvested and processed from individual target patients, which could limit the total patient population for these vaccines and could require complex and costly manufacturing processes to produce these vaccines on a commercial basis. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize products based upon our approach, we will not become profitable, which would materially and adversely affect the value of our common stock. Finally, in order to have commercially viable markets for our products, we will need to obtain an adequate level of reimbursement by third party payors for our products.

The commercial success of our product candidates will depend upon the degree of market acceptance by physicians, patients, healthcare payors and others in the medical community.

Any product that we bring to market may not gain or maintain market acceptance by governmental purchasers, group purchasing organizations, physicians, patients, healthcare payors and others in the medical community. If any products that we develop do not achieve an adequate level of acceptance, we may not generate sufficient revenues to support continued commercialization of these products. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the perceived safety and efficacy of our products;

•	the prevalence and severity of any side effects;

•	our ability to gain access to the entire market through distributor arrangements;

•	the willingness of the target patient population to try new products and of physicians to prescribe our products;

•	the effectiveness of our marketing strategy and distribution support;

•	the timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

•	the availability of government and third-party payor reimbursement;

•	the pricing of our product candidates, particularly as compared to alternative treatments; and

•	the availability of alternative effective forms of treatments, at that time, for the diseases that the product candidates we are developing are intended to treat.

Adverse publicity regarding cellular therapies could impact our business.

Although we are not utilizing embryonic stem cells, adverse publicity due to the ethical and social controversies surrounding the use of such cells or any adverse reported side effects from any stem cell, dendritic or other cell therapy clinical trials or to the failure of such trials to demonstrate that these therapies are efficacious could materially and adversely affect our ability to raise capital or recruit managerial or scientific personnel or obtain research grants.

As an early stage small company that will be competing against numerous large, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we have, we will be at a significant competitive disadvantage.

The pharmaceutical and biopharmaceutical industry is characterized by intense competition and rapid and significant technological changes and advancements. Many companies, research institutions and universities are doing research and development work in a number of areas similar to those that we focus on that could lead to the development of new products which could compete with and be superior to our product candidates.

Most of the companies with which we compete have substantially greater financial, technical, research, manufacturing, marketing, distribution and other resources than those of ours. A number of these companies may have or may develop technologies for developing products for treating various diseases, including brain cancers, which could prove to be superior to ours. We expect technological developments in the pharmaceutical and biopharmaceutical and related fields to occur at a rapid rate, and we believe competition will intensify as advances in these fields are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We will be competing with respect to our products with companies that have significantly more experience and expertise in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that will or may compete with our current product candidates or other future potential product candidates. Our competitors may develop or commercialize products more rapidly than we do or with significant advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than us, which could adversely affect our competitive position and business.

In addition to sipuleucel-T and ipilimumab, which have been approved for sale by the FDA, several major biopharmaceutical companies, including Genentech, Inc. (a member of the Roche Group), Amgen Inc., Merck & Co., Inc., Novartis AG, GlaxoSmithKline plc, Celgene Corporation and Bristol-Myers Squibb Company, smaller biotechnology companies, such as Oncothyreon Inc., Galena Biopharma, Inc., Agenus Inc., Bavarian Nordic A/S, Kite Pharma, Inc., Juno Therapeutics, Inc. and Immunovaccine Inc., are developing cancer immunotherapies. A number of immunotherapy companies, including Northwest Biotherapeutics, Inc., Prima Biomed Ltd and DCPrime B.V., also utilize DCs for their therapeutic cancer vaccines.

Several companies are developing immunotherapies to treat newly diagnosed GBM. For example, Celldex Therapeutics, Inc. is conducting a phase III clinical trial for its EGFRvIII-targeted cancer vaccine, rindopepimut. Northwest Biotherapeutics is also conducting a phase III study with DCVax, a DC-based tumor lysate vaccine. Agenus Inc. has recently completed a phase II clinical trial with its heat shock protein and tumor-derived peptide vaccine (HSPPC-96).

In addition to the previously mentioned companies developing cancer immunotherapies, there are also several pharmaceutical companies, including OncoMed Pharmaceuticals, Inc., Verastem, Inc., Boston Biomedical Inc. (acquired by Dainippon Sumitomo Pharma Co., Ltd.) and Infinity Pharmaceuticals, Inc., that are pursuing drugs that target CSCs. Stemline Therapeutics, Inc. is currently developing a peptide treatment, SL-701, for brain cancer.

Colleges, universities, governmental agencies, and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may directly compete with our product candidates or any future product candidates that we may develop. Governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. Domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting qualified scientific personnel.

Our competitive position will be significantly impacted by the following factors, among others:

•	our ability to obtain U.S. and foreign marketing approvals for our product candidates on a timely basis;

•	the level of acceptance of our products by physicians, compared to those of competing products or therapies;

•	our ability to have our products manufactured on a commercial scale;

•	the effectiveness of sales and marketing efforts on behalf of our products;

•	our ability to meet demand for our products;

•	our ability to secure insurance reimbursement for our products;

•	the price of our products relative to competing products or therapies;

•	our ability to enter into collaborations with third parties to market our products;

•	our ability to recruit and retain appropriate management and scientific personnel; and

•	our ability to develop a commercial-scale research and development, manufacturing and marketing infrastructure, either on our own or with one or more future strategic partners.

The market success of our current product candidates and any future product candidates that we may develop will be dependent in part upon third-party reimbursement policies that will not be established for our product candidates until we are closer to receiving approval to market.

Our ability to successfully commercialize and penetrate the market for our current product candidates and any future product candidates that we may develop is likely to depend significantly on the availability of reimbursement for our lead product candidate or any other or future product candidates that we may develop from third-party payors, such as governmental agencies, private insurers and private health plans. Even if we are successful in bringing a proposed product candidate to the market, these product candidates may not be considered cost-effective, and the amount reimbursed for our products may be insufficient to allow us to sell any of our products on a competitive basis. We cannot predict whether levels of reimbursement for our product candidates, if any, will be high enough to allow the price of our product candidates to include a reasonable profit margin. Even with FDA approval, third-party payors may deny reimbursement if the payor determines that our particular product candidates are unnecessary, inappropriate or not cost effective. If patients are not entitled to receive reimbursements similar to reimbursements for competing products which currently are reimbursable, they may be unwilling to use our product candidates since they will have to pay for the unreimbursed amounts. The reimbursement status of newly approved health care products is highly uncertain. If levels of reimbursement are decreased in the future, the demand for our lead product candidate and any future product candidates that we may develop could diminish or our ability to sell our products on a profitable basis could be adversely affected.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. Comprehensive health care reform legislation that was enacted in 2010 could adversely affect our business and financial condition. Among other provisions, the legislation provides that a biosimilar product may be approved by the FDA on the basis of analytical tests and certain clinical studies demonstrating that such product is highly similar to an existing, approved product and that switching between an existing product and the biosimilar product will not result in diminished safety or efficacy. This abbreviated regulatory approval process may result in increased competition if we are able to bring a biopharmaceutical product to market. The legislation also includes more stringent compliance programs for companies in various sectors of the life sciences industry with which we may need to comply and enhanced penalties for non-compliance with the new health care regulations. Complying with new regulations may divert management resources, and inadvertent failure to comply with new regulations may result in penalties being imposed on us.

A number of legislative and regulatory proposals to change the healthcare system in the United States and other major healthcare markets have been proposed at the state and federal levels in recent years. These proposals have included prescription drug benefit legislation recently enacted in the United States and healthcare reform legislation recently enacted by certain states. Further federal and state legislative and regulatory developments are likely, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from any products that we may successfully develop.

We may be subject to product liability and other claims that could have a material negative effect on our operations and on our financial condition.

The development and sale of pharmaceutical products in general, and vaccines in particular, expose us to the risk of significant damages from product liability and other claims. Product liability claims could delay or prevent completion of our clinical development programs. If we succeed in marketing our current lead product candidates or any future product candidates that we may develop, such claims could result in an FDA investigation of the safety and effectiveness of our products or our marketing programs, and potentially a recall of our products or more serious enforcement action, or limitations on the indications for which they may be used, or suspension or withdrawal of approval. We plan to obtain and maintain product liability insurance for coverage of our clinical trial activities and obtained this coverage for the recently completed and current clinical trials of our dendritic cell-based vaccine product candidate. We may not be able to secure such insurance in the amounts we are seeking or at all for any of the future trials for our current product candidates or any future product candidates that we may develop. We intend to obtain coverage for our products when they enter the marketplace (as well as requiring the manufacturers of our products to maintain insurance), but we do not know if insurance will be available to us at acceptable costs or at all. The costs for many forms of liability insurance have risen substantially in recent years and the costs for insuring a vaccine type product may be higher than other pharmaceutical products, and such costs may continue to increase in the future, which could materially impact our costs for clinical or product liability insurance. If the cost is too high, we will have to self-insure, and we may have inadequate financial resources to pay the costs of any claims. A successful claim in excess of our product liability coverage could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our key personnel, and the loss of one or more of our key personnel would materially and adversely affect our business and prospects.

We are dependent on our officers and directors for their scientific or managerial skills, including Dr. John Yu, our Chairman of the Board and Chief Scientific Officer and Andrew Gengos, our President and Chief Executive Officer. Except for our President and Chief Executive Officer and our Senior Vice President – Strategic Resources, we do not have any full-time executive management personnel. We do not currently maintain key man life insurance on any of our scientific or management team. Dr. Yu or Mr. Gengos can terminate their services to us at any time. The loss of the services of Dr. Yu or Mr. Gengos would materially and adversely affect our business.

As we retain additional full-time or part-time senior personnel necessary to further our advanced development of product candidates, our expenses for salaries and related items will increase materially from current levels. Competition for such personnel is intense, and we may not be able to attract or retain qualified senior personnel and our failure to do so could have an adverse effect on our ability to implement our business plan.

Risks Relating to our Financial Position and Operations

We have a history of operating losses. We expect to continue to incur losses for the near future, and we may never become profitable.

With the exception of a one-time licensing fee payment that we previously received in connection with our entering into a research and license option agreement covering one of our monoclonal antibody product candidates with a third party who did not subsequently exercise that option, we have not generated any revenues and have incurred operating losses since our inception, and we expect to continue to incur operating losses for the foreseeable future. As of September 30, 2014, we had an accumulated deficit of $59,219,753. We do not have any products that generate revenue from commercial product sales. Our operating losses have resulted principally from costs incurred in pursuing our research and development programs, clinical trials, manufacturing, and general and administrative expenses in support of operations. We may be unable to develop or market products in the future that will generate revenues, and any revenues generated may not be sufficient for us to become profitable. In the event that our operating losses are greater than anticipated or continue for longer than anticipated, we will need to raise significant additional capital sooner, or in greater amounts, than otherwise anticipated in order to be able to continue development of our present product candidates or future product candidates that we may develop and maintain our operations. There can be no assurances that capital will be available to us when and if we require additional capital on terms that are acceptable to us or favorable to our existing stockholders, or at all.

As our product candidates advance in clinical development, we will require significant additional funding, and our future access to capital is uncertain.

It is expensive to develop and commercialize cancer immunotherapy candidates and the study size requirements and costs for product candidates such as ICT-107 may not be feasible due to our inability to raise sufficient capital. For example, we estimate that the external cost of completing our ICT-107 phase III clinical trial will be approximately $40 million. Our existing resources and the net proceeds of this offering will not be sufficient for us to complete the phase III trial. As a result, we expect that we will need to raise significant additional capital to achieve the interim results and to complete the trial if the interim results are positive. It is possible that we will not achieve the progress that we expect with respect to ICT-107 because the actual costs and timing of conducting a large phase III clinical trial are difficult to predict and are subject to substantial risks and delays. Our product development efforts may not lead to commercial products, either because our product candidates fail to be found safe or effective in clinical trials or because we lack the necessary financial or other resources or relationships to pursue our programs through commercialization. Even if commercialized, a product may not achieve revenues that exceed the costs of producing and selling it. Our capital and future cash flow may not be sufficient to support the expenses of our operations and we may need to raise additional capital depending on a number of factors, including the following:

•	the need to conduct larger, more expensive and longer clinical trials to obtain the data necessary for submission for product approval to regulatory agencies;

•	the capability to manufacture product at the scale and quantities required to meet regulatory approval requirements and the development and commercial requirements for the product;

•	the costs to obtain qualified commercial development of infrastructure and activities related to the commercialization of our products;

•	the rate of progress and cost of our research and development and clinical trial activities; and

•	the introduction into the marketplace of competing products and other adverse market developments.

Other than our Sales Agreement with Cantor Fitzgerald & Co., as agent, we currently do not have arrangements to obtain additional financing. Any such financing could be difficult to obtain on favorable terms or at all. If we are unable to raise additional funds, we may have to delay, reduce or eliminate some of our clinical trials and our development programs. Even if we raise additional funds by issuing equity or equity-linked securities, such financings may only be available on unattractive terms and, in such event, the market price of our common stock may decline and further dilution to our existing stockholders will result. In addition, the expectation of future dilution as a result of our offering of securities convertible into equity securities may cause our stock price to decline.

We may seek Small Business Innovation Research or other government grants to conduct a portion of our planned research and development work in addition to certain equity financing. Except for one grant awarded under a federal tax credit/grant program for pharmaceutical research and development companies in 2010 and one grant application submitted under the Orphan Drug Act that was denied, we have not yet submitted any requests for these grants. The competition for obtaining these grants is intense and we may be unable to secure any grant funding on a timely basis or at all.

We are required to pay certain royalties under our license agreements with third party licensors, and we must meet certain milestones to maintain our license rights.

Under our license agreements with academic institutions generally, including our Cedars-Sinai license for ICT-107, we will be required to pay substantial royalties to that institution based on our revenues from sales of our products utilizing the technologies and products licensed from the institution, and these royalty payments could adversely affect the overall profitability for us of any products that we may seek to commercialize. In order to maintain our license rights under these license agreements, we will need to meet certain specified milestones, subject to certain cure provisions, in the development of our vaccine product candidates and in the raising of funding. In addition, many of these agreements contain diligence milestones and we may not be successful in meeting all of the milestones in the future on a timely basis or at all. We will need to outsource and rely on third parties for many aspects of the clinical development, manufacture, sales and marketing of our products covered under our license agreements, including the Cedars-Sinai license for ICT-107. Delay or failure by these third parties could adversely affect the continuation of our license agreements with their party licensors.

Risks Relating to the Transfer of Certain Intellectual Property Rights to our Foreign Subsidiary

We may need to utilize all of our available net operating losses, and we may be subject to additional income taxes or an alternative minimum tax, in connection with our transfer of certain intellectual property rights to our foreign subsidiary.

During the fourth quarter of 2014, we licensed the non-U.S. rights to a significant portion of our intellectual property to our Bermuda-based subsidiary for approximately $11.0 million. The fair value of the intellectual property rights were determined by an independent third party. The proceeds from this sale represent a gain for U.S. tax purposes and will be offset by current year losses. However, the Internal Revenue Service, or the IRS, or the California Franchise Tax Board, or the CFTB, could challenge the valuation of the intellectual property rights and assess a greater valuation, which would require us to utilize a portion, or all, of our available net operating losses. If an IRS or a CFTB valuation exceeds our available net operating losses, we would incur additional income taxes. Our ability to use our net operating losses is subject to the limitations of IRS Section 382, as well as expiration of federal and state net operating loss carryforwards. Additionally, in the event our net operating losses were sufficient to offset the regular income taxes associated with an IRS or a CFTB revaluation of the intellectual property transferred to our Bermuda subsidiary, we would be subject to alternative minimum tax.

Risks Relating to Reliance on Third Parties

We outsource almost all of our operational and development activities, and if any party to which we have outsourced certain essential functions fails to perform its obligations under agreements with us, the development and commercialization of our lead product candidate and any future product candidates that we may develop could be delayed or terminated.

We generally rely on third-party consultants or other vendors to manage and implement the day-to-day conduct of our operations, including conducting clinical trials and manufacturing our current product candidates or any future product candidates that we may develop. Accordingly, we are and will continue to be dependent on the timeliness and effectiveness of their efforts. Our dependence on third parties includes key suppliers and third party service providers supporting the development, manufacture and regulatory approval of our products as well as support for our information technology systems and other infrastructure, including our network of leukapheresis providers. While our management team oversees these vendors, failure of any of these third parties to meet their contractual, regulatory and other obligations or the development of factors that materially disrupt the performance of these third parties could have a material adverse effect on our business. For example, all of the key oversight responsibilities for the development and manufacture of ICT-107, our lead product candidate, are conducted by our management team but all activities are the responsibility of third party vendors.

If a clinical research organization, or CRO, that we utilize is unable to allocate sufficient qualified personnel to our studies in a timely manner or if the work performed by it does not fully satisfy the requirements of the FDA or other regulatory agencies, we may encounter substantial delays and increased costs in completing our development efforts. Any manufacturer that we select may encounter difficulties in the manufacture of new products in commercial quantities, including problems involving product yields, product stability or shelf life, quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. The manufacture of clinical supplies for studies and commercial quantities of our current product candidates and any future product candidates that we may develop are likely to be inherently more difficult and costly than typical chemical pharmaceuticals. This could delay commercialization of any of our product candidates or reduce the profitability of these candidates for us. If any of these occur, the development and commercialization of our product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own. If we rely on only one source for the manufacture of the clinical or commercial supplies of any of our product candidates or products, any production problems or supply constraints with that manufacturer could adversely impact the development or commercialization of that product candidate or product.

If we or our contractors or service providers fail to comply with regulatory laws and regulations, we or they could be subject to regulatory actions, which could affect our ability to develop, market and sell our product candidates and any other or future product candidates that we may develop and may harm our reputation.

If we or our manufacturers or other third party contractors fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to regulatory actions, which could affect our ability to develop, market and sell our current product candidates or any future product candidates under development successfully and could harm our reputation and lead to reduced or non-acceptance of our proposed product candidates by the market. Even technical recommendations or evidence by the FDA through letters, site visits, and overall recommendations to academia or biotechnology companies may make the manufacturing of a clinical product extremely labor intensive or expensive, making the product candidate no longer viable to manufacture in a cost efficient manner. The mode of administration may make the product candidate not commercially viable. The required testing of the product candidate may make that candidate no longer commercially viable. The conduct of clinical trials may be critiqued by the FDA, or a clinical trial site’s Institutional Review Board or Institutional Biosafety Committee, which may delay or make impossible clinical testing of a product candidate. The Data Safety Monitoring Committee for a clinical trial established by us may stop a trial or deem a product candidate unsafe to continue testing. This may have a material adverse effect on the value of the product candidate and our business prospects.

We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our current product candidates or any future product candidates that we may develop, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the pre-clinical and clinical development for our vaccine product candidates or any other or future product candidates that we may develop, and do not have the capability and resources to manufacture, market or sell our current product candidates or any future product candidates that we may develop. Our business model calls for the partial or full outsourcing of the clinical and other development and manufacturing, sales and marketing of our product candidates in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position.

Risks Relating to our Intellectual Property

Our patents and maintenance of trade secrets may not protect the proprietary rights of our products, impairing our competitive position, and our business, financial condition and results of operations could be adversely affected.

Our ability to compete successfully will depend significantly on our ability to obtain patent coverage for our products throughout their product lifetimes, defend patents that may have issued, protect trade secrets and operate without infringing the proprietary rights of others or others infringing on our proprietary rights. Although Cedars-Sinai as our licensor has filed applications relative to a number of aspects of our cancer vaccine technology, we are responsible going forward to prosecute these patent applications. The patent situation in the fields of cancer vaccine technology and stem cell technologies is highly uncertain and involves complex legal and scientific questions.

Even if we have or are subsequently able to obtain patent protection for our vaccine product candidates or any of our other or future product candidates that we may develop, there is no guarantee that the coverage of these patents will be sufficiently broad to protect us from competitors with the same or similar technologies, or that we will be able to enforce our patents against potential infringement by third parties. Patent litigation is expensive, and we may not be able to afford the costs. We may not become aware on a timely basis that products we are developing or marketing infringe the rights of others, nor may we be able to detect unauthorized use or take appropriate and timely steps to enforce our own intellectual property rights. We may not hold or be able to obtain all of the proprietary rights to certain patents, process patents, and use patents that may be owned or controlled by third parties. As a result, we may be required to obtain additional licenses under third party patents to market certain of our potential products. If licenses are not available to us on acceptable terms, or at all, we may not be able to market these products or we may be required to delay marketing until the expiration of such patents. Protecting our intellectual property rights may also consume significant management time and resources.

Nondisclosure agreements with employees and third parties may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we will also rely in part on nondisclosure agreements with our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we will rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

The manufacture, offer for sale, use or sale of our current product candidates or any future product candidates that we may develop may infringe on the patent rights of others, and we may be forced to take additional licenses, or litigate if an intellectual property dispute arises.

Should third parties patent specific cells, systems, receptors, antigens or other items that we are seeking to utilize in our development activities, we may be forced to license rights from these parties or abandon our development activities if we are unable to secure these rights on attractive terms or at all. In light of the large number of companies and institutions engaged in research and development in the cellular therapy field, we anticipate that many parties will be seeking patent rights for many cellular based technologies and that licensing and cross-licensing of these rights among various competitors may arise. Specifically, our dendritic cell-based vaccine product candidates utilize multiple antigens for which we may be required to obtain licenses from one or more other parties before we can commercialize them. We may not be able to obtain all of the licenses that we may need on attractive terms or at all, which could result in our having to reformulate or abandon this product candidate or delay its development or commercialization until the expiration of third party patent rights.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in marketing our current product candidates or any future product candidates that we may develop; or

•	be unable to conduct or participate in the manufacture, use, offer for sale or sale of product candidates or methods of treatment requiring licenses.

Parties making such claims may be able to obtain injunctive relief that could effectively block our ability to further develop or commercialize our current product candidates or any future product candidates that we may develop in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm us. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by us.

Risks Related to our Common Stock

Our stock price may be volatile, and your investment in our common stock could decline in value.

The market prices for our common stock and the securities of other development stage pharmaceutical or biotechnology companies have been highly volatile and may continue to be highly volatile in the future. Between January 1, 2014 and January 16, 2015, the stock price for our common stock has ranged from $0.53 to $1.58. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	the progress and success of clinical trials and preclinical activities (including studies and manufacture of materials) of our product candidates conducted by us or our collaborative partners or licensees;

•	the receipt or failure to receive the additional funding necessary to conduct our business;

•	selling by large stockholders;

•	presentations of detailed clinical trial data at medical and scientific conferences and investor perception thereof;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents by our competitors or us;

•	developments concerning our collaborations;

•	publicity regarding actual or potential medical results relating to products under development by our competitors or us;

•	regulatory developments in the United States and foreign countries;

•	manufacturing or supply disruptions at our contract manufacturers, or failure by our contract manufacturers to obtain or maintain approval of the FDA or comparable regulatory authorities;

•	litigation or arbitration;

•	economic and other external factors or other disaster or crisis; and

•	period-to-period fluctuations in financial results.

Furthermore, during the last few years, the stock markets have experienced extreme price and volume fluctuations and the market prices of some equity securities continue to be volatile. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may cause the market price of shares of our common stock to decline.

Future equity issuances or a sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Because we will continue to need additional capital to continue to expand our business and our research and development activities, among other things, we may conduct additional equity offerings. In addition, pursuant to our Sales Agreement we may offer and sell, from time to time, shares of our common stock having an offering price up to an aggregate total of $25.0 million (of which only $17.0 million was initially registered for offer and sale). As of September 30, 2014, we had approximately $8.9 million available for offer and sale pursuant to our ATM facility (of which only $1.9 million of shares is currently registered for offer and sale). If we or our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of options and warrants) in the public market, the market price of our common stock could fall. A decline in the market price of our common stock could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Furthermore, if we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities would likely have rights senior to your rights as a common stockholder, which could impair the value of our common stock.

If we fail to adhere to the strict listing requirements of the NYSE MKT, we may be subject to delisting. As a result, our stock price may decline and our common stock may be delisted. If our stock were no longer listed on the NYSE MKT, the liquidity of our securities likely would be impaired.

Our common stock currently trades on the NYSE MKT under the symbol IMUC. If we fail to adhere to the NYSE MKT’s strict listing criteria, our stock may be delisted. This could potentially impair the liquidity of our securities not only in the number of shares that could be bought and sold at a given price, which might be depressed by the relative illiquidity, but also through delays in the timing of transactions and the potential reduction in media coverage. As a result, an investor might find it more difficult to dispose of our common stock. We believe that current and prospective investors would view an investment in our common stock more favorably if it continues to be listed on the NYSE MKT.

Our founder and Chairman of the Board may be able to prevent other stockholders from influencing significant corporate decisions.

As of December 31, 2014, Dr. John Yu beneficially owned approximately 9.1% of our outstanding common stock. Dr. Yu, our founder, Chairman of the Board and Chief Scientific Officer, is entitled to serve as a director and to designate two of our other directors. Dr. Yu, through his right to name himself plus two of our directors, may be able to direct the outcome of matters presented to our board of directors and our stockholders, including the election of our directors and other corporate actions such as:

•	our merger with or into another company;

•	sale of substantially all of our assets; and

•	amendments to our certificate of incorporation.

We also may choose in the future to enter into agreements with one or more investors in which we would agree to change the size or composition of our board of directors.

The decisions of these stockholders or any investor–designated directors may conflict with our interests or those of our other stockholders.

Potential conflicts of interest could arise for certain members of our management team in the performance of their services for us.

Dr. John Yu is a full-time employee of Cedars-Sinai, which owns shares of our common stock and where we previously conducted and plan to conduct future research and development work, including clinical trials of our vaccine product candidates. Potential conflicts of interest could arise as a result, including for Dr. Yu in performing services for us and for Cedars-Sinai, in establishing the terms under which Cedars-Sinai performs work for us, and in Cedars-Sinai conducting the research. Dr. Yu and other scientists associated with Dr. Yu at Cedars-Sinai may perform research in the field of brain tumors that is sponsored by other third parties. We have no present right to acquire any interest in the intellectual property generated by this research, including several clinical trials with dendritic cell-based vaccines that have been completed or are planned to be initiated. These studies may compete for patients to be enrolled in our current or future clinical trials.

Substantial sales of our common stock could cause our common stock price to fall.

As of September 30, 2014, we had 60,881,555 shares of common stock outstanding and another 19,495,807 shares of common stock issuable upon exercise of options or warrants, most of which are eligible to be publicly resold under current registration statements or pursuant to Rule 144. The possibility that substantial amounts of our common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

We have not designated any portion of the net proceeds from this offering to be used for any particular purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the public offering price per share of our common stock and related warrant being offered is expected to be substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Our net tangible book value as of September 30, 2014 was approximately $23.4 million, or $0.38 per share. After giving effect to the assumed sale of shares of our common stock in this offering at an assumed combined public offering price of $0.71 per share of common stock and related warrant (the last reported sale price of our common stock on January 16, 2015), and after deducting the estimated underwriting discount and estimated offering expenses payable by us, and attributing no value to the warrants sold in this offering, if you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of $0.24 per share in the net tangible book value of the common stock you acquire. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of the warrants is higher than the tangible book value per share of our common stock. See the section titled “Dilution” below for a more detailed discussion of the dilution you would incur if you purchase shares of our common stock in this offering.

In addition, we have a significant number of stock options and warrants outstanding. To the extent that outstanding stock options or warrants, including the warrants offered in this prospectus, have been or may be exercised or other shares issued, you may experience further dilution.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

The exercise of outstanding options and warrants to acquire shares of our common stock would cause additional dilution, which could cause the price of our common stock to decline.

In the past, we have issued options and warrants to acquire shares of our common stock. At September 30, 2014, there were 9,469,765 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.33 per share and 10,026,042 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.22 per share, and we may issue additional options, warrants and other types of equity in the future as part of stock-based compensation, capital raising transactions, technology licenses, financings, strategic licenses or other strategic transactions. In addition, assuming a combined public offering price of $0.71 per share of common stock and related warrant, the last reported sale price of our common stock on January 16, 2015, the number of shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2014 would increase by 7.9% to an aggregate of 10,817,682 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $2.06 per share as a result of the anti-dilution provisions in certain warrants. To the extent these options and warrants are ultimately exercised, existing holders of our common stock would experience additional dilution which may cause the price of our common stock to decline.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

The warrants may not have any value.

Each warrant will have an exercise price equal to 110% of the last reported sale price of our common stock as of the close of the trading day immediately preceding the pricing of this offering and will expire on the fifth anniversary of the date they first become exercisable. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

There is no public market for the warrants to purchase shares of our common stock being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the NYSE MKT. Without an active market, the liquidity of the warrants will be limited.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.” Examples of our forward-looking statements include:

•	our ability to fund, enroll and successfully complete the phase III study of ICT-107 and any of our other product candidates;

•	the potential for and timing of development and commercial success of ICT-107;

•	our ability to continue development plans for ICT-140 and ICT-121; and

•	our ability to further develop our technologies into product candidates.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $18.4 million, assuming the sale of 28,169,014 shares of our common stock and 8,450,704 warrants at an assumed public offering price of $0.71 per share of our common stock and related warrant (the last reported sale price of our common stock on January 16, 2015), excluding the proceeds, if any, from the exercise of the warrants.

An $0.30 increase (decrease) in the assumed public offering price of $0.71 per share of our common stock would increase (decrease) the expected net cash proceeds of the offering to us by approximately $7.9 million assuming the number of shares and warrants remains the same. An increase (decrease) of 3,000,000 in the assumed number of shares sold in this offering would increase (decrease) the expected net cash proceeds of the offering to us by approximately $2.0 million, assuming a public offering price of $0.71 per share.

We intend to use the net proceeds of this offering to enroll our current planned phase III clinical trial of ICT-107, to complete phase I development of ICT-121, to commence our T cell research program and for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we are not currently planning or negotiating any such transactions. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment grade, interest-bearing instruments. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

MARKET PRICE OF OUR COMMON STOCK

Market Information

Our common stock has been traded on the NYSE MKT since May 30, 2012 under the symbol IMUC. Our common stock previously traded on the OTC Bulletin Board over-the-counter market. The price information in the table below for periods prior to the listing of our common stock on the NYSE MKT reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Quarter Ended	High	Low
March 31, 2012	$3.40	$0.98
June 30, 2012	$4.00	$2.05
September 30, 2012	$3.96	$2.25
December 31, 2012	$2.93	$1.51

March 31, 2013	$2.89	$1.91
June 30, 2013	$2.78	$1.92
September 30, 2013	$3.69	$1.91
December 31, 2013	$4.00	$0.65

March 31, 2014	$1.58	$0.88
June 30, 2014	$1.45	$1.05
September 30, 2014	$1.16	$0.87
December 31, 2014	$1.03	$0.53

March 31, 2015 (through January 20, 2015)	$0.82	$0.69

The reported last sale price of our common stock on the NYSE MKT on January 20, 2015 was $0.72 per share.

Stockholders

As of November 21, 2014, there were approximately 103 holders of record of our common stock, not including any persons who hold their stock in “street name.”

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes, as of December 31, 2014, (i) the number of shares of our common stock that are issuable under our equity compensation plans upon the exercise of outstanding options, warrants and other rights, (ii) the weighted-average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	9,164,765	$1.33	5,835,731
Equity compensation plans not approved by stockholders(2)	150,000	$1.10	—

Total	9,314,765	$1.33	5,835,731

(1)	Represents our 2006 Equity Incentive Plan and ten-year option to purchase up to 5,933,424 shares of our common stock granted in November 2006 to Dr. John Yu in consideration of his agreement to relinquish his royalty interest in certain of our licensed technology and to serve as our Chief Scientific Officer.
(2)	Represents a fully-vested, ten-year stock option granted in January 2007 to Dr. Keith L. Black in consideration for his agreeing to serve as the Chairman of our Scientific Advisory Board.

DIVIDEND POLICY

We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the board of directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

DILUTION

If you purchase shares of our common stock in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering assuming no value is attributed to the warrants, and such warrants are accounted for and classified as equity. The net tangible book value of our common stock on September 30, 2014 was approximately $23.4 million, or approximately $0.38 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of common stock outstanding.

After giving effect to the assumed sale by us of 28,169,014 shares of our common stock and warrants to purchase 8,450,704 shares of our common stock in this offering at an assumed combined public offering price of $0.71 per share of our common stock and related warrant (the last reported sale price of our common stock on January 16, 2015), and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2014 would have been approximately $41.8 million, or approximately $0.47 per share of common stock. This represents an immediate increase in net tangible book value of approximately $0.09 per share to existing stockholders and an immediate dilution of approximately $0.24 per share to new investors, attributing none of the assumed combined public offering price to the warrants offered hereby. The following table illustrates this per share dilution:

Assumed combined public offering price per share and related warrant		$0.71
Net tangible book value per share as of September 30, 2014	$0.38
Increase per share attributable to new investors in this offering	0.09

As adjusted net tangible book value per share as of September 30, 2014 after giving effect to this offering		0.47

Dilution per share to investors participating in this offering		$0.24

Each $0.30 increase (decrease) in the assumed public offering price of $0.71 per share and related warrant would increase (decrease) our as adjusted net tangible book value after this offering by $7.9 million, or $0.09 per share, and the dilution per share to new investors by $0.21 per share, assuming that the number of shares of common stock and related warrants offered by us, as set forth above, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock and related warrants we are offering from the assumed number of shares of common stock and related warrants set forth above. An increase (decrease) of 3,000,000 shares of common stock and related warrants in the number of shares of common stock and related warrants offered by us from the assumed number of shares of common stock and related warrants set forth above at an assumed combined public offering price of $0.71 (the last reported sale price of our common stock on January 16, 2015) would increase (decrease) our as adjusted net tangible book value after this offering by $2.0 million, or $0.01 per share, and the dilution per share to new investors by $0.01 per share, assuming that the assumed public offering price remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares and warrants that we offer in this offering, and other terms of this offering determined at pricing.

This table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants, including the warrants offered in this offering, having a per share exercise price less than the public offering price per share in this offering.

The number of shares of our outstanding common stock reflected in the discussion and table above is based on 60,881,555 shares of common stock outstanding as of September 30, 2014 and excludes, as of that date:

•	9,469,765 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.33 per share;

•	10,026,042 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.22 per share (without giving effect to any of the anti-dilution adjustment provisions thereof); and

•	5,680,731 shares of common stock reserved for potential future issuance pursuant to our 2006 Equity Incentive Plan.

In addition, the number of shares of our common stock to be outstanding immediately after this offering as shown above does not include up to approximately $8.9 million of shares of our common stock that remained available for sale (of which only $1.9 million of shares is currently registered for offer and sale) at September 30, 2014 under our Sales Agreement with Cantor Fitzgerald & Co., as agent. Between September 30, 2014 and the date of this prospectus, we sold an aggregate of 2.7 million shares of our common stock for gross proceeds of approximately $1.9 million under the Sales Agreement.

SELECTED FINANCIAL DATA

The following selected financial data should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus. The selected financial data in this section are not intended to replace our consolidated financial statements and the related notes. Our historical results are not necessarily indicative of the results that may be expected in the future and results of interim periods are not necessarily indicative of the results for the entire year.

	Year Ended			Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2014
Statement of operations financial data	2011	2012	2013
Revenue	$—	$—	$—	$—	$—
Expenses
Research and development	4,988,612	7,711,233	5,339,716	3,905,338	4,646,156
Stock based compensation	1,190,133	496,007	724,212	500,351	483,455
General and administrative	2,446,757	3,619,291	3,396,391	2,542,794	2,490,322
Total expenses	8,625,502	11,826,531	9,460,319	6,948,483	7,619,933
Loss before other income (expense) and income taxes	(8,625,502)	(11,826,531)	(9,460,319)	(6,948,483)	(7,619,933)
Interest income	4,346	8,609	17,345	14,310	10,711
Financing expense	—	(397,294)	—	—	(34,078)
Change in fair value of warrant liability	2,901,253	(2,279,923)	642,411	(1,983,388)	392,940
Net loss	$(5,719,903)	$(14,495,139)	$(8,800,563)	$(8,917,561)	$(7,250,360)

	As of December 31,		September 30, 2014
Balance sheet financial data	2012	2013
Cash	$26,216,668	$27,646,351	$23,516,242
Total assets	27,019,201	28,940,677	25,375,392
Current liabilities	1,098,307	1,402,273	1,236,307
Warrant derivatives	2,852,880	1,064,810	705,948
Stockholders’ equity	$23,068,014	$26,473,594	$23,433,137

BUSINESS

Overview

ImmunoCellular Therapeutics, Ltd. is a clinical-stage biotechnology company that is developing immune-based therapies for the treatment of cancers. Immunotherapy is an emerging approach to treating cancer in which a patient’s own immune system is stimulated to target tumor antigens, which are molecular signals that the immune system uses to identify foreign bodies. While some other cancer immunotherapies only target a single cancer antigen, our technology can elicit an immune response against several antigens. Our cancer immunotherapies are also distinguished by the fact that they target cancer stem cells (CSCs), which are the primary drivers of tumor growth and disease recurrence. Our most advanced product candidate, ICT-107, completed phase II testing in December 2013, and we have a portfolio of other potential therapeutic immunotherapies using our proprietary approach to treating cancer.

ICT-107, our lead product candidate, is a dendritic cell (DC) vaccine for the treatment of newly diagnosed glioblastoma multiforme (GBM), the most common and lethal type of brain cancer. ICT-107 is designed to activate a patient’s immune system to target six different tumor-associated antigens. The recently completed phase II testing of ICT-107 involved a clinical trial designed as a double-blind, placebo-controlled (2:1 randomized), multicenter evaluation of the safety and efficacy of ICT-107 in patients with newly diagnosed GBM. From January 2011 until September 2012, the trial enrolled 278 patients at 25 centers throughout the U.S. and 124 patients were randomized to ICT-107 or placebo. In December 2013, we reported that ICT-107 treated patients had a numerical advantage in overall survival (OS) of two months more than placebo patients in the intent-to-treat (ITT) population but that the difference in survival between ICT-107 and placebo treated patients (the primary efficacy endpoint of the trial), did not reach statistical significance (p-value = 0.58; Hazard Ratio = 0.87). For Progression-Free Survival (PFS), an important secondary efficacy endpoint, we reported ICT-107 treated patients had a two-month advantage in median PFS compared with placebo patients in the ITT population. This difference in PFS between ICT-107 and placebo treated patients reached statistical significance (p-value = 0.014; Hazard Ratio = 0.56). ICT-107 was generally safe and well tolerated, with no imbalance in adverse events between the treated and placebo groups.

The ICT-107 phase II trial ended once 64 of the 124 randomized patients had died. Once this event level was reached, the process of verifying the patient data at each trial site, addressing missing or incorrect data, and conducting the predefined statistical analysis took place. In the course of this process, three more patients died and their survival data were included in the results announced in December 2013, bringing the event count to 67 deaths. Because patients in the phase II trial continue to be monitored for survival and other parameters, we periodically update important endpoint analyses including the comparison of overall survival for ICT-107 and placebo treated patients. In addition, we are able to monitor long-term survival which is thought to be a feature of cancer immunotherapies and has been periodically reported on by trial investigators for the 16 newly diagnosed GBM patients treated in the phase I clinical trial that concluded in 2010.

In November 2014, we reported updated endpoint analysis of our ICT-107 phase II trial. In that update, we indicated that OS and PFS in pre-defined patient subgroups favored treatment with ICT-107 over control. The ICT-107 treatment effect appears to be strongest in the pre-defined subgroup of HLA-A2 patients. We analyzed HLA-A2 patients according to their MGMT gene status (unmethylated or methylated) which is a known predictor of responsiveness to standard of care chemotherapy. While the subgroups we analyzed were small in size, and not powered to show statistical significance, the numeric advantages in favor of the ICT-107 treated patients were shown to be large and clinically meaningful.

In the November 2014 update, we reported that a total of 88 events (patient deaths) had been recorded from the 124 randomized patients. There were 25 active and 11 control patients alive for a total of 36 patients available for additional follow-up.

•	Median PFS in the intent-to-treat (ITT) population (all phase II patients) was 11.4 months for the ICT-107 treated group and 10.1 months for the control group, representing a statistically significant benefit in the ICT-107 treated group (age stratified HR = 0.640 [0.423-0.968], p = 0.033).

•	Median OS in the ITT population was 18.3 months for the ICT-107 treated group and 16.7 for the control group, representing a numeric, but not statistically significant, advantage for the treatment group (age stratified HR = 0.854 [0.547-1.334], p = 0.487).

•	Median PFS for the HLA-A2 methylated MGMT per-protocol (PP) population was 24.1 months for the ICT-107 treated group and 8.5 months for control, representing a statistically significant 15.6-month PFS benefit for the ICT-107 treated group (age stratified HR = 0.257 [0.095-0.697], p = 0.004).

•	Median OS for the HLA-A2 methylated MGMT PP population was 23.9 months for the control group, and the median has not yet been reached for the ICT-107 treated group. At the time of the analysis, 65% of ICT-107 patients and 50% of the control patients were alive (age stratified HR = 0.631 [0.212-1.880], p = 0.404), suggesting the potential for long-term survival with ICT-107 treatment.

•	Median PFS for the HLA-A2 unmethylated MGMT PP population was 10.5 months for the ICT-107 treated group and 6.0 months for the control group, representing a 4.5-month median PFS benefit for the ICT-107 treated group (age stratified HR = 0.720 [0.351-1.474], p = 0.364).

•	Median OS for the HLA-A2 unmethylated MGMT PP population, was 15.8 months for ICT-107 patients, and 11.8 months for the control group, representing a 4-month median OS benefit for the ICT-107 treated group (age stratified HR = 0.652 [0.320-1.325], p = 0.233).

After announcing the initial phase II trial results in December 2013 and updating them again in April 2014, we decided to seek advice from regulatory authorities on potential paths to registration for ICT-107. Between June and September of 2014, we met with the U.S. Food and Drug Administration (FDA) and with three national European regulators to receive their assessment of the ICT-107 program and their advice concerning further testing. All of these regulatory groups expressed support for phase III testing and provided guidance on elements of trial design. Recently, the European Medicines Agency (EMA) provided advance supportive of advancing ICT-107 to a registrational phase III program in patients with newly diagnosed glioblastoma. The EMA guidance is consistent with the feedback we received from the FDA relative to the scope, design and endpoints of the program and the inclusion of patients based on HLA and MGMT status. We intend to finalize the design of the phase III program, ensuring harmony between U.S. and European trial protocols, with the goal of being in position to initiate the phase III program in 2015. Our preliminary strategy is to begin a trial of approximately 400 HLA-A2 patients at sites in both the U.S. and EU. We are in discussions with various oncology cooperative groups to explore working with them to enroll and assist our trial. Based on our current plans, if available resources allow us to initiate the study and enrollment is completed in a timely manner, we expect enrollment to be completed in the first half of 2017, and to report our interim results from the planned phase III study approximately 12 to 18 months thereafter. We estimate that the external cost of completing our ICT-107 phase III clinical trial will be approximately $40 million. Our existing resources and the net proceeds of this offering will not be sufficient for us to complete the phase III trial. As a result, we expect that we will need to raise significant additional capital to achieve the interim results and to complete the trial if the interim results are positive. It is possible that we will not achieve the progress that we expect with respect to ICT-107 because the actual costs and timing of conducting a large phase III clinical trial are difficult to predict and are subject to substantial risks and delays.

In addition to ICT-107, we are also developing other therapeutic DC vaccines: ICT-140 for ovarian cancer and ICT-121 for recurrent GBM. ICT-140 targets seven tumor-associated antigens expressed on ovarian cancer cells. Some of the antigens utilized in ICT-140 were also used in ICT-107. We filed an investigational new drug

(IND) application for ICT-140 at the end of 2012 and the IND was allowed by the FDA in January 2013. We subsequently twice modified the design of the trial and amended the IND to reflect these changes in May 2013 and September 2014. These amendments were allowed by the FDA shortly after the submissions. During the interim time period, we upgraded our generalized DC vaccine manufacturing process to bring it to the level of phase III and commercial ready. We plan to use this improved process to manufacture clinical supplies for the ICT-140 trial. We are holding the initiation of this trial until we have secured sufficient financial resources to commence the ICT-107 phase III program. ICT-121 specifically targets CD133, a CSC marker that is overexpressed in a wide variety of solid tumors, including ovarian, pancreatic, and breast cancers. We began screening patients in September 2013 for a single-site phase I trial in recurrent GBM. Originally it was our intention to enroll 20 patients at one site. However, during 2014, we determined that enrollment would occur faster if additional sites were added to the study. Therefore, we have added one additional site and are in the process of adding five more sites with the expectation that enrollment will be complete in the second or third quarter of 2015. We expect to report initial results from our phase I study of ICT-121 in early 2016.

During the third quarter of 2014, we entered into a licensing agreement with the California Institute of Technology (Caltech) for exclusive rights to novel technology for the development of certain antigen specific T cell immunotherapies for the treatment of cancer. The technology originated from the labs of David Baltimore, Ph.D., Nobel Laureate and President Emeritus at Caltech, and utilizes the patient’s own hematopoietic stem cells to create antigen-specific killer T cells to treat cancer. We plan to utilize this technology to expand and complement our dendritic cell-based cancer vaccine platform, with the goal of developing new immunotherapies that kill cancer cells in a highly directed and specific way and that can function as monotherapies or in combination therapy approaches.

Caltech’s technology potentially addresses the challenge, and limitation, that TCR (T cell receptor) technologies have faced of generating a limited immune response and having an unknown persistence in the patient’s body. We believe that by inserting DNA that encodes T cell receptors into stem cells rather than into T cells, the immune response can be transformed into a durable and more potent response that could effectively treat previously resilient solid cancers. This observation has been verified in animal models by investigators at Caltech and the National Cancer Institute.

We are embarking on a program to develop this technology with the goal of generating a first candidate for clinical testing.

Autologous cell-based therapies must be manufactured separately for each patient. As a consequence, the manufacturing costs are typically higher when compared to other types of therapies that are not patient specific. We have developed our manufacturing process so that we can make multiple doses of a patient’s vaccine from a single manufacturing run utilizing one apheresis from the patient. In addition, the vaccine is stored in liquid nitrogen making the logistics of shipping and administration to the patient easier than that for other cell therapies that must be shipped fresh and administered to the patient within hours of manufacture.

While we believe that we have a promising technology portfolio of multiple clinical-stage candidates, we do not currently anticipate that we will generate any revenues from either product sales or licensing in the foreseeable future. We have financed the majority of our prior operations through the sales of securities, including underwritten public offerings completed in January 2012 and October 2012 that generated $9.3 million and $19.4 million of net proceeds, respectively. During 2012, we also received approximately $3.2 million from the exercise of warrants. During 2013, we received approximately $5.0 million from the additional exercise of warrants and approximately $4.9 million, net of offering expenses of $338,000, from the sales of our common stock pursuant to our Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co. Through September 30, 2014, we received $2.7 million, net of offering expenses, from our Controlled Equity OfferingSM and $1 million from the exercise of stock options.

The estimated cost of completing the development of any of the current or potential immunotherapy candidates will require us to raise additional capital, generate additional capital from the uncertain exercise of outstanding warrants, or enter into collaboration agreements with third parties. There can be no assurances that we will be able to obtain any additional funding, or if such funding is available, that the terms will be favorable. In addition, collaborations with third parties may not be available to us and may require us to surrender rights to many of our products, which may reduce the potential share of returns in any licensed products. If we are unable to raise sufficient capital or secure collaborations with third parties, we will not be able to further develop our product candidates.

License Agreements

Cedars-Sinai Agreements

Dr. John Yu, our Chief Scientific Officer and former interim Chief Executive Officer, is a neurosurgeon at Cedars-Sinai Medical Center (Cedars-Sinai). In November 2006, we entered into a license agreement with Cedars-Sinai under which we acquired an exclusive, worldwide license to its technology for use as cellular therapies, including dendritic cell-based vaccines for neurological disorders that include brain tumors and neurodegenerative disorders and other cancers. This technology is covered by a number of issued and pending U.S. and foreign patents and applications, and the term of the license will be until the last to expire of any patent claims that are issued covering this technology.

As an upfront licensing fee, we issued Cedars-Sinai 694,000 shares of our common stock and paid Cedars-Sinai $62,000. Additional specified milestone payments will be required to be paid to Cedars-Sinai when we initiate patient enrollment in our first phase III clinical trial and when we receive FDA marketing approval for our first product.

We have agreed to pay Cedars-Sinai specified percentages of all of its sublicensing income and gross revenues from sales of products based on the licensed technology. To maintain our rights to the licensed technology, we must meet certain development and funding milestones. These milestones include, among others, commencing a phase I clinical trial for a product candidate by March 31, 2007 and raising at least $5.0 million in funding from equity or other sources by December 31, 2008. We satisfied the foregoing funding requirement in 2007 and commenced a phase I clinical trial in May 2007, which was within the applicable cure period for the milestone requirement. Through December 31, 2009, we paid Cedars-Sinai a total of $166,660 in connection with the phase I clinical trial. We also were required to commence a phase II clinical trial for a product candidate by December 31, 2008 and a waiver of this requirement was obtained from Cedars-Sinai (see Second Amendment below).

On June 16, 2008, we entered into a First Amendment to Exclusive License Agreement (the Amendment) with Cedars-Sinai. The Amendment amended the License Agreement to include in our exclusive license from Cedars-Sinai under that agreement an epitope to CD133 and certain related intellectual property. This technology is covered by U.S. patent applications filed by both parties. Pursuant to the Amendment, we issued Cedars-Sinai 100,000 shares of our common stock as an additional license fee for the licensed CD133 epitope technology, which will be subject to the royalty and other terms of the License Agreement.

On July 22, 2009, we entered into a Second Amendment to Exclusive License Agreement (the Second Amendment) with Cedars-Sinai to become effective August 1, 2009. The Second Amendment amended the License Agreement to revise the milestones set forth in the License Agreement that we must achieve in order to maintain our license rights under that agreement. The revised milestones include the replacement of a milestone that required commencement of a phase II clinical trial for our first product candidate by no later than December 31, 2008 with milestones that require commencement of a phase I clinical trial for our second product candidate by no later than June 30, 2010 and commencement of a phase II clinical trial for one of our product candidates by no later than March 31, 2012.

Effective March 26, 2010, we entered into a Third Amendment to Exclusive License Agreement (the Third Amendment) with Cedars-Sinai. The Third Amendment amended the License Agreement to revise the milestones set forth in the License Agreement that we must achieve in order to maintain our license rights under that agreement. The revised milestones include the replacement of a milestone that required commencement of a phase I clinical trial for our second product candidate by no later than June 30, 2010 and commencement of a phase II clinical trial for one of our product candidates by no later than March 31, 2012 with a requirement that by September 30, 2011 we either commence a phase II clinical trial for our dendritic cell vaccine candidate or a phase I clinical trial for our cancer stem cell vaccine candidate. The amendment also added a requirement that we obtain certain defined forms of equity or other funding in the amount of at least $2.5 million by December 31, 2010 and a total of at least $5.0 million by September 30, 2011. These funding requirements were fully satisfied as of June 30, 2011 and the agreement expired by its terms.

Effective September 20, 2010, we entered into a sponsored research agreement with Cedars-Sinai under which Cedars-Sinai provided services to us in developing the ICT-121 vaccine at a total cost of $446,142. Effective September 20, 2011, we entered into Amendment No. 1 extending the agreement to September 19, 2012 at an incremental cost of $294,504. Effective September 20, 2012, we entered into Amendment No. 2 extending the agreement to September 19, 2013 at an incremental cost of $329,832. This agreement concluded on September 19, 2013 but was extended through March 19, 2014 at an incremental cost of $210,856.

California Institute of Technology

On September 9, 2014, we entered into an Exclusive License Agreement with the California Institute of Technology (Caltech) under which we acquired exclusive rights to novel technology for the development of certain antigen specific T cell immunotherapies for the treatment of cancers.

Pursuant to the License Agreement, we agreed to pay a one-time license fee, a minimum annual royalty based on a low single digit percentage of net revenues and an annual maintenance fee in the low tens of thousands of dollars. In addition, we have agreed to make certain milestone payments upon completion of specified milestones.

Third-Party Suppliers and Manufacturers

Drug substance and drug product manufacturing is outsourced to qualified suppliers. We do not have manufacturing capabilities/infrastructure and do not intend to develop the capacity to manufacture drug products substances. We have agreements with third-party manufacturers to supply bulk drug substances for our product candidates and with third parties to formulate, package and distribute our product candidates. Our employees include professionals with expertise in pharmaceutical manufacturing development, quality assurance and third party supplier management who oversee work conducted by third-party companies. We believe that we have on hand or can obtain sufficient amounts of product candidates to complete our currently contemplated clinical trials. All of the drug substances used in our product candidates currently are manufactured by single suppliers. While we have not experienced any supply disruptions, the number of manufacturers of the drug substances is limited. In the event it is necessary or advisable to acquire supplies from alternative suppliers, assuming commercially reasonable terms could be reached, the challenge would be the efficient transfer of technology and know-how from current manufactures to the new supplier. Formulation and distribution of our finished product candidates also currently are conducted by single suppliers but we believe that alternative sources for these services are readily available on commercially reasonable terms, subject to the efficient transfer of technology and know-how from current suppliers to the new supplier.

All of the current agreements for the supply bulk drug substances for our product candidates and for the formulation or distribution of our product candidates relate solely to the development (including preclinical and clinical) of our product candidates. Under these contracts, our product candidates are manufactured upon our order of a specific quantity. In the event that we obtain marketing approval for a product candidate, we will qualify secondary suppliers for all key manufacturing activities supporting the marketing application.

Marketing and Collaboration

We do not currently have any sales and marketing capability. With respect to commercialization efforts in the future, we intend to build or contract distribution and sales and marketing capabilities for any product candidate that is approved. From time to time, we have had and are having strategic discussions with potential collaboration partners for our product candidates, although no assurance can be given that we will be able to enter into one or more collaboration agreements for our product candidates on acceptable terms, if at all.

Competition

The biopharmaceutical industry is characterized by intense competition and significant technological advancements. Many companies, research institutions, and universities are conducting research and development in a number of areas similar to those that we focus on. The development of new products could compete with and be superior to our product candidates.

Many of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources. A number of these companies may have or may develop technologies for products that could be superior to ours. We expect technological developments in the biopharmaceutical and related fields to occur at a rapid rate, and believe competition will intensify as these fields advance. Accordingly, we will be required to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position. Products that we develop may become obsolete before we are able to market them or to recover all or any portion of our research and development expenses. We may be competing with companies that have significantly more experience in undertaking preclinical testing and human clinical trials with new or improved therapeutic products and obtaining regulatory approvals of such products. A number of these companies already market and may be in advanced phases of clinical testing of various drugs that may compete with our product candidates or any future product candidates that we may develop. Competitors may develop or commercialize products more rapidly than we do, or that have significant advantages over products we develop. Therefore, our competitors may be more successful in commercializing their products, which could adversely affect our competitive position and business.

In addition to sipuleucel-T and ipilimumab, which have been approved for sale by the FDA, several major biopharmaceutical companies, including Genentech, Inc. (a member of the Roche Group), Amgen Inc., Merck & Co., Inc., Novartis AG, GlaxoSmithKline plc, Celgene Corporation and Bristol-Myers Squibb Company, smaller biotechnology companies, such as Oncothyreon Inc., Galena Biopharma, Inc., Agenus Inc., Bavarian Nordic A/S, Kite Pharma, Inc., Juno Therapeutics, Inc. and Immunovaccine Inc., are developing cancer immunotherapies. A number of immunotherapy companies, including Northwest Biotherapeutics, Inc., Prima Biomed Ltd and DC Prime B.V., also utilize DCs for their therapeutic cancer vaccines.

Several companies are developing immunotherapies to treat newly diagnosed GBM. For example, Celldex Therapeutics, Inc. is conducting a phase III clinical trial for its EGFRvIII-targeted cancer vaccine, rindopepimut. Northwest Biotherapeutics, Inc. is also conducting a phase III study with DCVax, a DC-based tumor lysate vaccine. Agenus Inc. has completed enrollment of a phase II clinical trial with its heat shock protein and tumor-derived peptide vaccine (HSPPC-96).

In addition to the previously mentioned companies developing cancer immunotherapies, there are also several pharmaceutical companies, including OncoMed Pharmaceuticals, Inc., Verastem, Inc., Boston Biomedical Inc. (acquired by Dainippon Sumitomo Pharma Co., Ltd.) and Infinity Pharmaceuticals, Inc., that are pursuing drugs that target CSCs. Stemline Therapeutics, Inc. is currently developing a peptide treatment, SL-701, for brain cancer.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may directly compete with our product candidates or any future product candidates that we may develop. Governments of a number of foreign countries are aggressively investing in cellular therapy research and promoting such research by public and private institutions within those countries. Domestic and foreign institutions and governmental agencies, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting qualified scientific personnel.

Our competitive position will be significantly impacted by the following factors, among others:

•	our ability to obtain FDA marketing approval for our product candidates on a timely basis;

•	the level of acceptance of our products by physicians, compared to those of competing products or therapies;

•	our ability to have our products manufactured on a commercial scale;

•	the effectiveness of sales and marketing efforts on behalf of our products;

•	our ability to meet demand for our products;

•	our ability to secure insurance reimbursement for our products;

•	the price of our products relative to competing products or therapies;

•	our ability to recruit and retain appropriate management and scientific personnel; and

•	our ability to develop a commercial-scale research and development, manufacturing and marketing infrastructure, either on our own or with one or more future strategic partners.

Intellectual Property

As of December 1, 2014, we had rights to or owned at least 16 issued patents and 16 pending patent applications that include claims that cover, or would cover if issued, antigen compositions of our dendritic cell vaccines, methods of use associated therewith, other related technologies, and T cell technology.

In 2006, we licensed cancer vaccine technology from the Cedars-Sinai Medical Center. To date, two U.S. patents have issued, possessing expiration dates of about 2024 and 2028, covering our ICT-107 product candidate, and corresponding patent protection has either issued or is pending in several foreign jurisdictions. Two U.S. patents have also issued covering our cancer vaccine product candidate, ICT-121, and these patents possess expiration dates of 2030; corresponding patent protection is pending in several foreign jurisdictions. One or more of the U.S. patents and foreign applications, should they issue, may be entitled to an increased term due to, for example, patent term extension or additional proprietary protection through a supplementary protection certificate.

There can be no assurance that any further patents will issue in the U.S. or in any foreign jurisdiction relating to our ICT-107, ICT-121, or ICT-140 product candidates, or that any patent that has issued, or does issue in the future, will not be challenged, invalidated or circumvented by others.

In addition to the proprietary rights drawn to dendritic cell-based vaccine product candidates that we have secured from Cedars-Sinai, we have licensed rights to issued patents and pending patent applications relating to various antigens used in the vaccine products. There can be no assurance that any further patents will issue in the U.S. or in any foreign jurisdiction relating to these antigens, or that any patent that has issued, or does issue in the future, will not be challenged, invalidated or circumvented by others.

Dr. John Yu, a co-inventor of our cellular-based therapy technology who serves as our Chairman of the Board and Chief Scientific Officer, is employed by Cedars-Sinai, which may assert that future intellectual property generated by Dr. Yu belongs to that institution rather than to us, and we may be required to seek a license from Cedars-Sinai for any such rights.

Employees

We have three full-time employees and three part-time employees. In addition, we have a number of consulting agreements for clinical development, regulatory affairs, investor relations and business development. We outsource all of our drug discovery research, process development, manufacturing and clinical development to third parties with expertise in those areas.

Government Regulation

The United States and other developed countries extensively regulate the preclinical and clinical testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution of drugs and biologic products. The U.S. Food and Drug Administration (FDA), under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations, regulates pharmaceutical and biologic products.

To obtain approval of our product candidates from the FDA, we must, among other requirements, submit data supporting safety and efficacy for the intended indication as well as detailed information on the manufacture and composition of the product candidate. In most cases, this will require extensive laboratory tests and preclinical and clinical trials. The collection of these data, as well as the preparation of applications for review by the FDA involve significant time and expense. The FDA also may require post-marketing testing to monitor the safety and efficacy of approved products or place conditions on any approvals that could restrict the therapeutic claims and commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems at any time following initial marketing of our products.

The first stage of the FDA approval process for a new biologic or drug involves completion of preclinical studies and the submission of the results of these studies to the FDA. This data, together with proposed clinical protocols, manufacturing information, analytical data and other information submitted to the FDA, in an investigational new drug application (IND), must become effective before human clinical trials may commence. Preclinical studies generally involve FDA regulated laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product candidate.

After the IND becomes effective, a company may commence human clinical trials. However, FDA may place the IND on clinical hold at any time, which requires that issues concerning safety of the product or trial be resolved to FDA’s satisfaction prior to resuming activities under the IND. Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing of the product candidate in a small number of patients or healthy volunteers, primarily for safety at one or more doses. Phase I trials in cancer are often conducted with patients who are not healthy and who have end-stage or metastatic cancer. Phase II trials, in addition to safety, evaluate the efficacy of the product candidate in a patient population somewhat larger than phase I trials. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at multiple test sites. A company must submit to the FDA a clinical protocol, accompanied by the approval of the Institutional Review Boards at the institutions participating in the trials, prior to commencement of each clinical trial.

To obtain FDA marketing authorization, a company must submit to the FDA the results of the preclinical and clinical testing, together with, among other things, detailed information on the manufacture and composition of the product candidate, in the form of a new drug application (NDA) or, in the case of a biologic, like dendritic cell-based vaccines for neurological disorders, a biologics license application (BLA). FDA has sixty days after the sponsor’s submission of an NDA or BLA to file the application and begin the user fee review period. Unless an exemption applies, each BLA we submit will be required to be accompanied by a substantial user fee payment.

The amount of time taken by the FDA for approval of an NDA or BLA will depend upon a number of factors, including whether the product candidate qualifies for priority review, the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. The FDA has committed to reviewing standard BLAs in 10 months from filing and priority BLAs in six months from filing, but the actual time it takes to review any BLA that we may file could be substantially longer.

The FDA may, during its review of an NDA or BLA, ask for additional test data that may require the conduct of additional clinical trials. If the FDA does ultimately approve the product candidate for marketing, it may require post-marketing testing to monitor the safety and effectiveness of the product. The FDA also may in some circumstances impose restrictions on the use of the product, such as a Risk Evaluation and Mitigation Strategy, or REMS, which may be difficult and expensive to administer and may require prior approval of promotional materials.

We will also be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, approval of a product candidate by the comparable regulatory authorities of foreign countries and regions must be obtained prior to the commencement of marketing the product in those countries. The approval process varies from one regulatory authority to another and the time may be longer or shorter than that required for FDA approval. In the European Union, Canada and Australia, regulatory requirements and approval processes are similar, in principle, to those in the United States.

Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with the FDA’s cGMP, which are regulations that govern the manufacture, holding and distribution of a product. Manufacturers of biologics also must comply with the FDA’s general biological product standards. Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with the good manufacturing practices regulations. We must ensure that any third-party manufacturers continue to comply with those requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing or recall or seizure of product. Adverse patient experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or market removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

The labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and Federal Trade Commission, requirements, which include, among others, standards and regulations for off-label promotion, industry sponsored scientific and educational activities, promotional activities involving the internet, and direct-to-consumer advertising. We also will be subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of hazardous materials, including chemicals and radioactive and biological materials. In addition, we will be subject to various laws and regulations governing laboratory practices and the experimental use of animals. In each of these areas, as above, the FDA has broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of product approvals, seize or recall products, and deny or withdraw approvals.

We also will be subject to federal regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal and state regulatory statutes, and may in the future be subject to other federal, state or local regulations.

We may be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Orphan Drug Act

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Properties

We currently maintain our corporate office in Calabasas, California under an operating lease through August 31, 2016 at a monthly rental rate of $8,063. We do not lease or own any other real property.

Legal Proceedings

We are not a party to any material legal proceedings. We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of any disputes that may arise, and we cannot predict whether any liability arising from claims and litigation will be material in relation to our financial position or results of operations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have adopted a performance-based compensation strategy that is intended to focus our executive officers on the achievement of near-term corporate goals as well as long-term strategic objectives. The goals of our compensation practices include establishing compensation practices and policies designed to facilitate the hiring and retention of long-term employees in order to maintain continuity of focus on the long-term goals of the Company, as well as to foster executive collegiality and teamwork. The Compensation Committee of our Board is responsible for evaluating and administering our compensation programs and practices to ensure that they properly incentivize our work force and appropriately drive corporate performance while remaining competitive with comparable life sciences companies competing in the California labor market. Our Compensation Committee reviews and approves all of our compensation policies, including executive officer salaries and bonuses, and recommends, for approval by our Board, equity incentive compensation. For the year ended December 31, 2014, we have determined that our named executive officers were Andrew Gengos, our President and Chief Executive Officer, John Yu, MD, our Chief Scientific Officer, Anthony Gringeri, our Senior Vice President – Strategic Resources, and David Fractor, our Vice President, Finance and Principal Accounting Officer.

Objectives of our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•	attract, engage and retain exceptionally talented and highly experienced executive officers in the competitive and dynamic life sciences industry;

•	motivate and reward executive officers whose knowledge, skills and performance contribute to our success;

•	encourage and inspire our executive officers to achieve key corporate strategic objectives by linking incentive award opportunities to the achievement of individual and company-wide short-term and long-term goals; and

•	align the interests of our executives and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases.

We do not believe that our compensation policies and practices, for either our executive or our non-executive employees, are reasonably likely to give rise to risks that would have a material adverse effect on the Company.

Our Executive Compensation Programs

The components of our executive compensation program consist primarily of base salary, annual cash incentive bonuses, equity awards, broad-based benefits programs and severance compensation. We use an array of short-term compensation components (such as base salaries and cash incentive bonuses) and long-term compensation components (such as equity incentive compensation) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentives for the achievement of short- and long-term corporate goals and objectives. Our Compensation Committee uses its judgment and experience along with the recommendations of our Chief Executive Officer (other than in connection with his own compensation) to determine the appropriate mix of long- and short-term compensation elements for each executive officer. Our Compensation Committee analyzes each of the primary elements of our compensation program to ensure that our executive officers’ overall compensation is competitive with executive officers with similar positions at comparable life sciences companies in the California labor market based on the recommendations of our Chief Executive Officer, analysis and input from our compensation consultant, Mary Ann Rafferty, an experienced sole practitioner who advises on life sciences compensation matters, and our Compensation Committee’s and other members of the Board’s experience and knowledge within the life sciences industry. Additionally, upon the recommendation of our Compensation Committee, our Board also approves specific performance goals and metrics applicable to performance-based compensation for our executive officers and approves stock option grants. Consistent with the objectives of our compensation program, the Compensation Committee applies the elements of our compensation program to position compensation to our named executive officers as a group competitively with respect to comparable life sciences companies while individualizing compensation elements for each executive officer in light of his respective performance, responsibilities, experience in the position and his or her potential contributions to our future growth. Accordingly, we have in the past and may in the future provide our Chief Executive Officer or other executive officers with compensation awards that may be significantly different from other executive officers.

Our Compensation Committee has adopted a pay-for-performance compensation philosophy and works within the general framework of this philosophy to determine each component of an executive officer’s compensation package based on numerous factors, including:

•	performance, including achievement of goals and objectives, and other expectations for the position and the individual;

•	the individual’s particular background and relevant expertise, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar officers at other life sciences companies with which our Compensation Committee members are familiar;

•	the demand and competition for the position in the marketplace;

•	comparison to other executive officers within our Company having similar levels of expertise and experience; and

•	the recommendations of our Chief Executive Officer (other than in connection with his own compensation).

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element serves each of our objectives.

On an annual basis our Compensation Committee meets to review the performance of our Chief Executive Officer and our other executive officers. At these meetings, the Compensation Committee typically invites our Chief Executive Officer to participate in the discussion (excluding the Chief Executive Officer when the discussion pertains to the Chief Executive Officer) and the Compensation Committee seeks our Chief Executive Officer’s input on progress against specific company-wide and individual performance goals and the overall performance of each of our executive officers. In addition, periodically throughout the year, our Compensation Committee meets to review and decide compensation matters. At our Board meetings, the Compensation Committee reports its findings and decisions. From time to time, the Compensation Committee seeks additional input from the other non-employee directors who are not members of the Compensation Committee. Consistent with its charter, the Compensation Committee determines whether to approve compensation decisions within its authority or to recommend approval by the Board.

Our Compensation Committee engaged Mary Ann Rafferty as a consultant to assist us in obtaining and analyzing compensation data that would be relevant for our executive compensation program. The analysis included the review of executive base salary, bonus and equity compensation against peer companies chosen by the Compensation Committee Chair along with the Chief Executive Officer. Our peer group of companies included Celldex Therapeutics, Inc.; Northwest Biotherapeutics, Inc.; Agenus Inc.; Advaxis, Inc.; Anthera Pharmaceuticals Inc.; Cytokinetics, Incorporated and StemCells, Inc. Comparative data was utilized from Top 5 Data Services’ Executive Pay in the Biopharmaceutical Industry, a comprehensive industry recognized executive compensation report that included a meaningful representation of industry peers, including the Company. In addition, the Compensation Committee relied on their own experience as investors and board members in similarly situated life science companies, sought the input of the Chief Executive Officer and our consultant, reviewed and compared the relative salaries of our executive officers and also considered the amount of equity each executive then held, including the vesting schedules for each executive officer’s equity incentive plan holdings.

Based on the judgment and experience of its members and the input and analysis provided by our consultant and the Chief Executive Officer (except with regard to his own compensation), the Compensation Committee decided that the total 2014 compensation for our Chief Executive Officer and other executive officers should be targeted with a general target of the 50th percentile, other than cases where the existing compensation for that individual exceeded the 50th percentile at the time of review, of compensation for executives holding similar positions in our peer group of companies, with equity compensation targeted at market ownership in the Company of 0.75% to 1.0%. In determining an executive officer’s award, the Compensation Committee examined market benchmark equity compensation data provided by our consultant.

Annual Cash Compensation

Base Salary

Base salaries are set at levels that are intended to be competitive with those of executives holding similar positions at companies in our peer group, according to peer group salary data provided by our compensation consultant. The base salaries of all executive officers are reviewed annually and adjusted to reflect individual roles, performance and competitive compensation levels. We may also increase the base salary of an executive officer at other times if a change in the scope of the executive officer’s responsibilities justifies such consideration or, in limited circumstances, to maintain salary equity within our competitive environment. We also evaluate general economic conditions and our cash position in determining base salaries. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can retain, motivate and reward executive officers for their overall performance.

Cash Incentive Bonuses

Our annual compensation program includes a cash incentive bonus plan with pre-defined target payouts as a percentage of salary based on achievement of company and individual goals. Additionally, our Compensation Committee uses its discretion to determine bonuses for our executive officers based on the overall attainment of individual and/or corporate goals. Our bonus plan is designed to drive stockholder value by fostering teamwork throughout our Company by tying incentive compensation to the company-wide performance measures that we believe are most important to the success of our Company as well as to individual performance. An executive officer’s bonus payment is based on the achievement of both corporate and/or individual goals, which may include, for example, research, development, operational, strategic and financial goals. The relative weighting of each goal in determining the total bonus is approved each year by the Compensation Committee and may also be approved by our Board. Underachievement or overachievement of the major corporate goals may result in lower or higher bonus payments. Our Board or our Compensation Committee approves corporate and individual executive goals at what they believe are aggressive levels so as to require substantial effort and commitment by our executive officers to attain the goals, with the belief that such efforts will significantly contribute to increased stockholder value. Our Compensation Committee uses its discretion to adjust the amount of the cash bonuses paid and the weightings of each of the goals, and may also, in its discretion, award bonuses to executive officers based upon such other terms and conditions as they may determine are appropriate. In 2014, the target amount for the performance-based cash bonus was $163,800 for Mr. Gengos, $38,094 for Dr. Yu, $94,472 for Dr. Gringeri, and $35,081 for Mr. Fractor. These target amounts were determined by our Compensation Committee, and recommended to and approved by our Board, based in part on our consultant’s analysis and benchmarking of our executives’ cash compensation against the total cash compensation for executives in similar positions at companies in our peer group. In addition, our Compensation Committee and our Board relied on their members’ experience in the life sciences industry in establishing this target amount. The Board approved a set of corporate goals and assigned weightings ranging from 10% to 40% for the achievement of each objective. The primary factor in establishing the weightings was their level of importance to our business, with the expectation that a majority of the goals were achievable with appropriate and diligent effort by our executive team and that achievement of all of the goals would represent extraordinary performance on their part. Specifically, the Compensation Committee believes that it would be a stretch for the executives to achieve the 100% target level of the Company goals.

The 2014 corporate goals, their target weightings and the achievement level for each, were as follows:

•	raise a minimum of $5 million via controlled equity financing or other facility (15% weighting);

•	position ourselves with pharma as an attractive potential partner on ICT-107 (15% weighting);

•	execute on our pipeline as follows (total weighting 25%):

•	prepare for and meet with the FDA for an end of phase II meeting on the ICT-107 program (5% weighting)

•	develop a European regulatory strategy and meet with the EMA or one or more country regulatory bodies to review ICT-107 program (4% weighting)

•	maximize enrollment in the ICT-121 trial and potentially expand the patient population eligible for the trial (4% weight)

•	start and maximize the enrollment in the ICT-140 trial (4% weighting)

•	complete the development of the manufacturing processes to be used in the phase III clinical trial of ICT-107 and, assuming regulatory approval, in commercial use (4% weighting)

•	secure phase III ICT-107 manufacturing capacity in the United States and the European Union (weight 4%)

•	business development priorities as follows (45% weighting):

•	acquire licenses to certain product candidates (10% weighting)

•	develop strategic plan to identify, asses and potentially execute mergers and acquisitions and in-licensing opportunities (35% weighting)

The Compensation Committee has not yet evaluated the achievement of the 2014 corporate goals. Cash incentive bonuses for the achievement of the corporate goals are paid annually to each officer after the end of the fiscal year.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive ownership that aligns the executive officers’ interests with the interests of our stockholders. To encourage this ownership culture, we typically make an initial grant of stock options to new employees and have made awards of additional stock options from time to time. Our Compensation Committee is authorized to determine and approve or recommend to the Board option grants to all our employees including our executive officers. These grants have an exercise price that is not less than the fair market value of our common stock on the grant date. The size of the stock option award is determined based on the executive officer’s position with us and takes into account the executive officer’s performance, as well as base salary and other compensation. The Compensation Committee also examines market benchmark data provided by our compensation consultant and considers the grant and compensation practices of our peer group companies and other life sciences companies with which our Compensation Committee members are familiar. The stock option awards are intended to provide the executive officer with an incentive to build value in the organization over an extended period of time.

Consistent with the above criteria, upon the recommendation of the Compensation Committee, our Board approved grants of equity incentive awards to our executive officers for 2014. These equity incentive awards were determined by the Compensation Committee. In determining the size of the award for each named executive officer, our Chief Executive Officer and Compensation Committee considered such named executive officer’s relative job scope and responsibilities, individual performance history, prior contributions to us and importance to achievement of our upcoming objectives, as well as the size of the officer’s prior equity grants (including how much of the equity was vested) and our Compensation Committee members’ experience with the practices of other life sciences companies and executive compensation data for our peer group companies. For more information regarding the grants for 2014, see the “Summary Compensation Table” and “Stock Option Grants.”

Severance Compensation

In connection with certain terminations of employment, certain of our named executive officers may be entitled to receive severance payments and benefits pursuant to their respective employment agreements that provide alternative severance payments and benefits in the event the officer is terminated without cause or resigns with good reason from 90 days prior to or 12 months following certain corporate transactions. We entered into these agreements to retain and motivate our officers and minimize management distraction created by uncertain job security surrounding potential beneficial transactions. The agreements also provide alternative severance payments and benefits in the event that the officer is terminated without cause or resigns for good reason in the absence of such corporate transactions, and we believe that these benefits provide some degree of certainty and reduce distractions created by concerns about job security generally. The Compensation Committee approved different durations of severance benefits for different levels of our senior management based on the Compensation Committee members’ experience with other life sciences companies. These severance benefits are described more fully in “Compensation Discussion and Analysis – Change of Control and Severance Agreements.” In setting the terms of and determining whether to approve such arrangements, our Compensation Committee recognized that executives often face challenges securing new employment following termination. The severance payments and benefits are typically composed of cash payments and continued health care coverage for a limited period of time.

Other Compensation

All of our executive officers are eligible to participate in benefit plans and arrangements offered to employees generally, including health, dental and 401(k) plans. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers. Our Compensation Committee in its discretion may revise, amend or add to any executive officer’s benefits and perquisites as it deems advisable. We do not believe it is necessary for the attraction or retention of management talent to provide our executive officers with a substantial amount of compensation in the form of perquisites.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our three other most highly paid executive officers other than our Chief Financial Officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Also, the Compensation Committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

We account for equity compensation paid to our employees under ASC Topic 718, which requires us to estimate and record an expense over the employee’s requisite service period for each award. Our cash compensation is recorded as an expense at the time the obligation is accrued.

Summary Compensation Table

	Year	Salary ($)		Bonus ($) (11)	Stock Awards ($)	Option Awards ($) (12)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Andrew Gengos, President and Chief Executive Officer	2014	$409,500	(1)	—	—	$207,200	(13)	—	—	—	$616,700
	2013	$400,000		$127,680	—	—		—	—	—	$527,680
	2012	$33,333	(2)	—	—	$791,429	(14)	—	—	—	$824,762
John Yu, MD President and Interim Chief Executive Officer and Chief Scientific Officer	2014	$126,979	(3)	—	—	$23,310	(15)	—	—	—	$150,289
	2013	$116,300	(4)	$30,936	—	$66,743	(16)	—	—	—	$213,979
	2012	$118,600	(5)	$40,000	—	—		—	—	—	$158,600
David Fractor Vice President of Finance and Principal Accounting Officer	2014	$175,404	(6)	—	—	$20,720	(17)	—	—	—	$196,124
	2013	$151,000	(7)	$23,750	—	$129,118	(18)	—	—	—	$303,868
	2012	$116,417	(8)	$20,000	—	$10,300	(19)	—	—	—	$146,717
Anthony Gringeri Senior Vice President – Strategic Resources	2014	$314,908	(9)	—	—	$77,700	(20)	—	—	—	$392,608
	2013	$115,076	(10)	$26,237	—	$608,659	(21)	—	—	—	$749,972
	2012	—		—	—	—		—	—	—	—

(1)	Includes $33,333 per month for the period January 1, 2014 to March 15, 2014 and $34,333 per month for the period from March 16, 2014 to December 31, 2014.
(2)	Includes $33,333 for the month of December 2012.
(3)	Includes $10,417 per month for the period from January 1, 2014 to March 15, 2014 and $10,625 per month for the period from March 16, 2014 to December 31, 2014 for services rendered to us as Chief Scientific Officer.
(4)	Includes $5,833 per month for the period from January 1, 2013 to February 28, 2013 and $10,417 per month for the period from March 1, 2013 to December 31, 2013 for services rendered to us as Chief Scientific Officer.
(5)	Includes $19,352 per month for the period from August 15, 2012 through November 30, 2012 for services rendered to us as President and Interim Chief Executive Officer and $50,868 for services rendered to us as Chief Scientific Officer.
(6)	Includes $14,333 per month for the period January 1, 2014 to March 15, 2014 and $14,692 per month for the period March 16, 2014 to December 31, 2014.
(7)	Includes $12,000 per month for the period from January 1, 2013 to February 28, 2013, $12,500 per month for the period from March 1, 2013 to November 30, 2013 and $14,333 for the month of December 2013.
(8)	Includes $8,000 per month for the period from January 1, 2012 to July 31, 2012 and $12,083 per month for the period from August 1, 2012 to December 31, 2012.
(9)	Includes $25,833 per month for the period January 1, 2014 to March 15, 2014 and $26,350 per month for the period March 16, 2014 to December 31, 2014.

(10)	Includes $25,833 per month for the period from August 19, 2013 to December 31, 2013.
(11)	Bonuses for 2014, if any, cannot be calculated at this time because final bonus amounts will not be determined until after a final review of both our financial performance and the individual performance of each named executive officer during 2014.
(12)	This column represents option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the option grants, refer to Note 2 of our financial statements. These amounts do not correspond to the actual value that will be recognized by the named executives from these awards.
(13)	Includes a ten-year option to purchase 200,000 shares of our common stock granted on March 7, 2014, at an exercise price of $1.34 per share, vesting in 48 equal monthly installment from the grant date.
(14)	Includes a seven-year option to purchase 700,000 shares of our common stock granted on December 3, 2012, at an exercise price of $2.13 per share, with 175,000 shares vesting on December 2, 2013 and the remaining shares vesting in 36 equal monthly installments thereafter.
(15)	Includes a ten-year option to purchase 22,500 shares of our common stock granted on March 7, 2014, at an exercise price of $1.34 per share, vesting in 48 equal monthly installment from the grant date.
(16)	Includes a five-year option to purchase 45,000 shares of our common stock granted on June 14, 2013, at an exercise price of $2.19 per share, vesting in 48 equal monthly installments commencing March 1, 2013.
(17)	Includes a ten-year option to purchase 22,000 shares of our common stock granted on March 7, 2014, at an exercise price of $1.34 per share, vesting in 48 equal monthly installment from the grant date.
(18)	Includes a seven-year option to purchase 64,000 shares of our common stock granted on March 7, 2013, at an exercise price of $2.72 per share, with 16,000 shares vesting on March 1, 2014 and the remaining shares vesting in 36 equal monthly installments thereafter.
(19)	Includes a seven-year option to purchase 10,000 shares of our common stock granted on February 24, 2012, at an exercise price of $1.90 per share, vesting quarterly over a one-year period.
(20)	Includes a ten-year option to purchase 75,000 shares of our common stock granted on March 7, 2014, at an exercise price of $1.34 per share, with 9,375 shares vesting on October 7, 2014 and the remaining shares vesting over the subsequent 42 months.
(21)	Includes a ten-year option to purchase 300,000 shares of our common stock granted on September 20, 2013, at an exercise price of $2.70 per share, with 75,000 shares vesting on September 20, 2014 and the remaining shares vesting in 42 equal monthly installments thereafter.

Outstanding Equity Awards

The following table sets forth information as of December 31, 2014 concerning unexercised options, unvested stock and equity incentive plan awards for the executive officers named in the Summary Compensation Table.

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Andrew Gengos	12/3/2012	350,000	(1)	350,000	(1)	$2.13	12/2/2019
	3/7/2014	37,500	(2)	162,500	(2)	$1.34	3/6/2024
Dr. John Yu	11/17/2006	5,933,424	(3)			$1.00	11/16/2016
	9/29/2008	25,000	(4)			$0.27	9/28/2015
	9/14/2009	76,068	(4)			$0.95	9/13/2016
	3/1/2010	75,000	(4)			$0.90	2/28/2017
	3/1/2010	25,000	(5)			$0.90	2/28/2017
	9/27/2010	50,000	(4)			$0.90	9/26/2017
	3/1/2011	50,000	(6)			$1.95	2/28/2018
	10/24/2011	55,000	(4)			$1.42	10/23/2018
	9/24/2012	28,125	(7)	21,875	(7)	$3.00	9/23/2019
	6/14/2013	20,628	(2)	22,504	(2)	$2.19	6/13/2018
	9/20/2013	15,625	(2)	34,375	(2)	$2.70	9/19/2020
	3/7/2014	4,218	(2)	18,282	(2)	$1.34	3/6/2024
David Fractor	4/4/2011	42,000	(8)			$2.25	4/3/2018
	10/24/2011	10,000	(9)			$1.42	10/23/2018
	2/24/2012	10,000	(4)			$1.90	2/23/2019
	3/7/2013	28,000	(10)	36,000	(10)	$2.72	2/29/2020
	3/7/2014	3,750	(2)	16,250	(2)	$1.34	3/6/2024
Dr. Anthony Gringeri	9/20/2013	93,750	(11)	206,250	(11)	$2.70	9/19/2023
	3/7/2014	14,064	(2)	60,936	(2)	$1.34	3/6/2024

(1)	Vested 175,000 on the one year anniversary of the Option Grant Date and then in 36 equal monthly installments thereafter.
(2)	Vests in monthly installments over a four year period following the Option Grant Date.
(3)	Vested upon issuance on November 17, 2006.
(4)	Vested in quarterly installments over a one year period following the Option Grant Date.
(5)	Vested pursuant to milestones contained in employment contract.
(6)	Vested in three annual installments following the Option Grant Date.
(7)	Vests in quarterly installments over a four year period following the Option Grant Date.
(8)	Vested in quarterly installments over a three year period following the Option Grant Date.
(9)	Vested 2,500 on the one year anniversary of the Option Grant Date and then in 36 equal monthly installments thereafter.
(10)	Vested 16,000 on March 1, 2014 and then in 36 equal monthly installments thereafter.
(11)	Vested 75,000 on the one year anniversary of the Option Grant Date and then in 36 equal monthly installments thereafter.

Stock Option Grants

The following table sets forth certain information regarding equity incentive plan awards during 2014 for the executive officers named in the Summary Compensation Table.

Name	Grant Date (1)	All Other Option Awards: No of Securities Underlying Options	Exercise or Base of Option Awards	Grant Date Fair Value of Option Awards (2)
Andrew Gengos	3/7/2014	200,000	$1.34	$207,283
John Yu, MD	3/7/2014	22,500	$1.34	$23,319
David Fractor	3/7/2014	20,000	$1.34	$20,728
Anthony Gringeri	3/7/2014	75,000	$1.34	$77,731

(1)	All options were granted and approved on the same date with an exercise price equal to the closing market price of the Company’s common stock on the date of grant.
(2)	This column represents option awards computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures related to service-based vesting conditions.

None of our named executive officers exercised stock options during the year ended December 31, 2014.

Change of Control and Severance Agreements

Change of control and severance agreements. We have entered into change of control and severance agreements with certain of our named executive officers, as set forth in their respective employment agreements.

The employment agreement with Mr. Gengos provides that in the event that we terminate his employment agreement without cause (as defined in the employment agreement) or Mr. Gengos terminates his employment agreement for good reason (as defined in the employment agreement), in either case prior to the closing of a change of control or more than 12 months following the closing of a change of control (as defined in the employment agreement and specifically excluding any sale of stock for capital raising purposes), then (i) we upon such termination will be required to make a lump sum payment to Mr. Gengos equal to twelve months of his base annual salary; (ii) provided that Mr. Gengos timely elects continued coverage under COBRA, we will pay Mr. Gengos’ COBRA premiums to continue his coverage through the period starting on the separation from service and ending on the earliest to occur of (a) 12 months following separation from service, or (b) the date Mr. Gengos ceases to be eligible for COBRA continuation coverage for any reason; notwithstanding (a) or (b), if we determine that we cannot pay the COBRA premiums without a substantial risk of violating applicable law, we will instead pay to Mr. Gengos, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period; and (iii) we will accelerate the vesting of Mr. Gengos’ options so that 100% of his options will vest as of his last day of employment and will be exercisable for 90 days after termination. The receipt of any payment described above is subject to Mr. Gengos signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to us.

The employment agreement with Dr. Yu provides that in the event we terminate his employment agreement without cause (as defined in the employment agreement), then (i) we immediately upon termination will be required to pay to Dr. Yu any accrued but unpaid base salary, any earned but unpaid bonus and any expense reimbursement amounts owed by the Company to Dr. Yu through the date of termination; and (ii) any stock options granted to Dr. Yu pursuant to the employment agreement, to the extent vested, will be retained by Dr. Yu and will be exercisable for 12 months after termination. In the event that Dr. Yu terminates his employment agreement for Good Reason (as defined in the employment agreement), then (i) we will be required to pay to

Dr. Yu within five days after termination any accrued but unpaid base salary, any earned but unpaid bonus and any expense reimbursement amounts owed by the Company to Dr. Yu through the date of termination; and (ii) any stock options granted to Dr. Yu pursuant to the employment agreement, to the extent vested, will be retained by Dr. Yu and will be exercisable for 12 months after termination. In the event that Dr. Yu terminates his employment agreement without Good Reason, upon 60 days written notice, then, (i) we immediately upon termination will be required to pay to Dr. Yu any accrued but unpaid base salary, any earned but unpaid bonus and any expense reimbursement amounts owed by the Company to Dr. Yu through the date of termination; and (ii) any stock options granted to Dr. Yu pursuant to the employment agreement, to the extent vested, will be retained by Dr. Yu and will be exercisable for 90 days after termination. The employment agreement with Dr. Yu also contains a non-competition clause that is effective during the term of the agreement and for six months following termination of the agreement.

The employment agreement with Dr. Gringeri provides that in the event that we terminate his employment agreement without cause (as defined in the employment agreement) or Dr. Gringeri terminates his employment agreement for good reason (as defined in the employment agreement), then (i) we upon such termination will be required to make a lump sum payment to Dr. Gringeri equal to six months of his base annual salary; (ii) provided that Dr. Gringeri timely elects continued coverage under COBRA, we will pay Dr. Gringeri’s COBRA premiums to continue his coverage through the period starting on the separation from service and ending on the earliest to occur of (a) six months following separation from service, or (b) the date Dr. Gringeri ceases to be eligible for COBRA continuation coverage for any reason; notwithstanding (a) or (b), if we determine that we cannot pay the COBRA premiums without a substantial risk of violating applicable law, we will instead pay to Dr. Gringeri, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period; and (iii) we will accelerate the vesting of Dr. Gringeri’s option (as defined in the employment agreement) such that the shares that would have vested in the six months following separation from service shall be deemed vested and exercisable as of his last day of employment and will be exercisable for 90 days after termination. In the event that we terminate Dr. Gringeri’s employment agreement without cause or Dr. Gringeri terminates his employment agreement for good reason, in either case within 12 months following the closing of a change of control (as defined in the employment agreement and specifically excluding any sale of stock for capital raising purposes), then (i) we upon such termination will be required to make a lump sum payment to Dr. Gringeri equal to six months of his base annual salary; (ii) provided that Dr. Gringeri timely elects continued coverage under COBRA, we will pay Dr. Gringeri’s COBRA premiums to continue his coverage through the period starting on the separation from service and ending on the earliest to occur of (a) six months following separation from service, or (b) the date Dr. Gringeri ceases to be eligible for COBRA continuation coverage for any reason; notwithstanding (a) or (b), if we determine that we cannot pay the COBRA premiums without a substantial risk of violating applicable law, we will instead pay to Dr. Gringeri, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period; and (iii) we will accelerate the vesting of Dr. Gringeri’s options such that 50% of the then-unvested shares subject to the option (or other equity interests) will vest as of his last day of employment and will be exercisable for 90 days after termination. The receipt of any payment described above is subject to Dr. Gringeri signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to us.

Estimated Change of Control and Severance Benefits

The following charts present the approximate amount of the benefits that each of our named executive officers would have been entitled to have his employment terminated under the circumstances described in the preceding paragraphs on December 31, 2013.

Change of control benefits. The following chart presents our estimates of the dollar values of the benefits to which each of the named executive officers would have been entitled had benefits for termination in connection with a change of control been triggered on December 31, 2014:

	Change of Control(1)
Name	Salary Continuation ($)(2)	Continuation of COBRA ($)	Equity Acceleration ($)(3)	Total ($)
Andrew Gengos	$412,000	$21,242	$—	$433,242
John Yu, MD	$—	$—	$—	$—
Anthony Gringeri	$158,100	$5,620	$—	$163,720
David Fractor	$—	$—	$—	$—

(1)	As described above, these severance amounts are generally payable if the executive officer’s employment is terminated without cause or for good reason from 90 days prior to or 12 months following a change of control.
(2)	Amounts in this column are based upon salary in effect as of December 31, 2014.
(3)	The aggregate dollar value to be realized in connection with the acceleration of the equity awards represents the difference between the aggregate market value of our common stock underlying the accelerated stock options, which was based on our common stock’s closing price of $0.73 per share as of December 31, 2014, and the aggregate exercise price of the accelerated stock options.

Severance benefits. The following chart presents our estimates of the dollar values of the benefits to which each of the named executive officers would have been entitled had his employment terminated by us under the circumstances described above without cause or by the executive for good reason (other than in connection with a change of control) on December 31, 2014:

	Termination by the Company Without Cause or Involuntary Termination for Good Reason
Name	Salary Continuation ($)(1)	Continuation of COBRA ($)	Total ($)
Andrew Gengos	$412,000	$21,242	$433,242
John Yu, MD	$—	$—	$—
Anthony Gringeri	$158,100	$5,620	$163,720
David Fractor	$—	$—	$—

(1)	Amounts in this column are based upon salary in effect as of December 31, 2014.

Employment Agreements and Offer Letter Agreement

We entered into employment agreements with certain of our named executive officers in connection with their commencement of employment with us. These employment agreements typically include the named executive officer’s initial base salary and stock option grant along with vesting provisions with respect to such initial stock option grant, as well as change of control and severance arrangements. See “Change of Control and Severance Agreements” above. We entered into an offer letter agreement with David Fractor in connection with his commencement of employment by us, including his initial base salary and stock option grant along with vesting provisions with respect to such initial stock option grant.

401(k) Plan

We have a 401(k) Plan to allow eligible employees to elect to reduce the amount of their compensation that is currently subject to income taxes. We currently do not make matching or other contributions to the 401(k) Plan on behalf of eligible employees, including our named executive officers.

Limitation on Liability and Indemnification Matters

Our Amended and Restated Certificate of Incorporation provides that, to the full extent permitted by the Delaware General Corporation Law, no director will be personally liable to us or our stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director.

Our Amended and Restated Certificate of Incorporation also provides that each person who is or was or had agreed to become a director or officer, and each such person who is or was serving or who had agreed to serve at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, will be indemnified by us to the full extent permitted by the Delaware General Corporation Law and will be entitled to advancement of expenses in connection therewith. Our Bylaws have similar indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In addition, we have entered into indemnification agreements with our directors, whereby we have agreed to indemnify our directors to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director was, or is threatened to be made, a party by reason of the fact that such director is or was a director, officer, employee or agent of the Company, provided that such director acted in good faith and in a manner that the director reasonably believed to be in, or not opposed to, the best interest of the Company.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. A director or officer can only enter into a 10b5-1 plan when he or she is not in possession of material non-public information regarding the Company. Under certain circumstances, a broker may subsequently execute trades pursuant to such plan, even if the director or officer has subsequently come into possession of material non-public information. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Employment Agreements

Andrew Gengos

On December 3, 2012, the Company entered into an Agreement with Mr. Andrew Gengos pursuant to which Mr. Gengos serves as the Company’s President and Chief Executive Officer. The Agreement may be terminated be either party with or without cause. The Agreement provides for an annual base salary of $400,000. Additionally, beginning in 2013, Mr. Gengos was eligible for an annual discretionary bonus of up to 40% of his base annual salary as determined by the Company’s Board of Directors. For the year ended December 31, 2013, Mr. Gengos received a discretionary bonus of $127,680. Effective March 16, 2014, the annual base salary for Mr. Gengos was increased to $412,000. The Company’s Board of Directors has not determined what bonus, if any, Mr. Gengos will receive for the year ended December 31, 2014.

On December 3, 2012, Mr. Gengos was granted a seven-year incentive stock option grant to purchase 700,000 shares of the Company’s common stock at an exercise price of $2.13 per share, which was the closing price of the Company’s common stock on the date of grant. The option vests in one annual installment of

175,000 shares on December 2, 2013, and in 36 equal monthly installments thereafter. On March 7, 2014, Mr. Gengos was granted a ten-year stock incentive stock option grant to purchase 200,000 shares of the Company’s common stock at an exercise price of $1.34 per share, which was the closing price of the Company’s common stock on the date of grant. The option vests monthly over a four year period from the date of grant. The vesting of the stock options will accelerate such that the stock options will be fully vested on his last day of employment. The options may be exercised during Mr. Gengos’ employment with the Company and for 90 days after termination for any reason except termination without cause by Mr. Gengos or termination for cause by the Company, provided that such exercise is within the seven-year term of the option.

In the event the Company terminates Mr. Gengos’ employment without cause, or in the event Mr. Gengos resigns for good cause, Mr. Gengos will be entitled to severance equal to one-year of Mr. Gengos’ base salary in effect at the date of termination. Additionally, the Company will pay Mr. Gengos’ COBRA premiums for a period of up to one-year.

John S. Yu, M.D.

Dr. John Yu and the Company entered into an Agreement, dated as of November 17, 2006, and a related Securities Purchase Agreement, dated as of November 17, 2006, Non-qualified Stock Option Agreement, dated as of November 17, 2006 and Registration Rights Agreement, dated as of November 17, 2006. Under that Agreement, Dr. Yu agreed to serve as our Chief Scientific Officer for an initial one-year term on a part-time basis. Pursuant to that Agreement, the Company agreed that (i) for so long as Dr. Yu owns Company shares or fully vested immediately exercisable options to purchase Company shares totaling at least 2,000,000 shares, the Company will use commercially reasonable efforts to enable Dr. Yu to continue to serve on its Board of Directors and (ii) for so long as Dr. Yu owns shares of the Company’s common stock or fully vested immediately exercisable options to purchase shares of the Company’s common stock totaling at least 4,000,000 shares or at least 5,000,000 shares, the Company will use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on its Board of Directors.

Effective March 1, 2010, the Company entered into an Agreement with Dr. Yu under which he agreed to serve on a part-time basis as the Company’s Chief Scientific Officer for a one-year term. The Agreement provided for an annual base salary of $70,000 and for cash bonuses of $15,000 each if prior to December 31, 2010 (i) the FDA has accepted a phase II clinical trial plan for ICT-107 and (ii) a Physicians Investigator IND submission for one of the Company’s specified product candidates has been accepted by the FDA. Pursuant to the Agreement, the Company granted to Dr. Yu a seven-year nonqualified stock option under the Company’s 2006 Equity Incentive Plan, or a new qualified option plan, to purchase 125,000 shares of the Company’s common stock at an exercise price equal to $0.90 per share, which was the closing market price of the common stock on the option grant date. The option may be exercised during the period that Dr. Yu provides services to the Company and for 24 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option. The option granted to Dr. Yu under the Agreement vested (i) as to 75,000 shares in four equal quarterly installments following the date of grant and (ii) as to the remaining 50,000 shares, 25,000 shares vested upon timely satisfying the first of the two milestones described above, while the second milestone was not met.

Effective March 1, 2011, the Company entered into an Agreement with Dr. Yu under which he agreed to serve on a part-time basis as the Company’s Chief Scientific Officer. The Agreement automatically renews on the one year anniversary date of the Agreement for successive one-year terms unless terminated by Dr. Yu or us and was automatically renewed on March 1, 2012 and March 1, 2013 for additional one-year periods. The agreement provides for an annual base salary of $70,000 and for cash bonuses of $15,000 each if prior to February 29, 2012 we achieved the following milestones: (i) enrollment of 75 patients in the phase II trial of ICT-107 and (ii) filing of an IND for either a new indication for ICT-107 or for another product candidate of the Company. Pursuant to the Agreement, the Company granted to Dr. Yu a seven-year nonqualified stock option under the Company’s 2006 Equity Incentive Plan, to purchase 50,000 shares of the Company’s common stock at an exercise price equal to $1.95 per share, which was the closing market price of the common stock on the option grant date. The option may be exercised during the period that Dr. Yu provides services to the Company and for 12 months after termination for any reason except termination for cause by the Company, provided that such exercise is within the seven-year term of the option. The option granted to Dr. Yu under the Agreement vests in three equal annual installments, with the first vesting date to be February 29, 2012.

Effective August 15, 2012, Dr. Yu agreed to serve as the Company’s interim Chief Executive Officer until such time as the Company hired a permanent Chief Executive Officer. The Company and Dr. Yu agreed to increase Dr. Yu’s annual salary to $231,525 during this interim period. On December 3, 2012, the Company engaged Mr. Andrew Gengos to serve as the Company’s permanent Chief Executive Officer. Dr. Yu continues to serve as the Company’s Chief Scientific Officer. For the year ended December 31, 2012, Dr. Yu received a discretionary bonus of $40,000. On June 14, 2013, the Company increased Dr. Yu’s annual salary to $125,000 retroactive to March 1, 2013 and granted Dr. Yu a five-year stock option to purchase 45,000 shares of common stock under the Plan at an exercise price of $2.19 per share, which was the closing price of the Company’s stock on the date of grant. The option will vest in equal monthly installments over a period of four years beginning March 1, 2013. For the year ended December 31, 2013, Dr. Yu received a discretionary bonus of $26,516. Effective March 16, 2014 the Company increased Dr. Yu’s annual salary to $127,500. On March 7, 2014, Dr. Yu was also granted a ten-year stock option to purchase 22,500 shares of common stock under the Plan at an exercise price of $1.34 per share, which was the closing price of the Company’s stock on the date of grant. The option will vest in equal monthly installments over a period of four years from the date of grant. The Company’s Board of Directors has not determined what bonus, if any, Dr. Yu will receive for the year ended December 31, 2014.

Anthony Gringeri

On August 19, 2013, the Company entered into an Agreement with Dr. Anthony Gringeri pursuant to which Dr. Gringeri serves as the Company’s Senior Vice President of Strategic Resources. The Agreement may be terminated be either party with or without cause. The Agreement provides for an annual base salary of $310,000. Additionally, Dr. Gringeri is eligible for an annual discretionary bonus of up to 30% of his base annual salary as determined by the Company’s Board of Directors. For the year ended December 31, 2013, Dr. Gringeri received a discretionary bonus of $26,237. Effective March 16, 2014, the Company increased Dr. Gringeri’s annual salary to $316,200. The Company’s Board of Directors has not determined what bonus, if any, Dr. Gringeri will receive for the year ended December 31, 2014.

On September 20, 2013, Dr. Gringeri was granted a ten-year option to purchase 300,000 shares of the Company’s common stock at an exercise price of $2.70 per share, which was the closing price of the Company’s common stock on the date of grant. The option vests in one annual installment of 75,000 shares on September 20, 2014, and in 36 equal monthly installments thereafter. On March 7, 2014, Dr. Gringeri was also granted a ten-year stock option to purchase 75,000 shares of common stock under the Plan at an exercise price of $1.34 per share, which was the closing price of the Company’s stock on the date of grant. The option will vest in equal monthly installments over a period of four years from the date of grant. The vesting of the stock options will accelerate such that the stock options vesting within six months of termination will be fully vested on his last day of employment. The options may be exercised during Dr. Gringeri’s employment with the Company and for 90 days after termination for any reason except termination without cause by Dr. Gringeri or termination for cause by the Company, provided that such exercise is within the ten-year term of the option.

In the event the Company terminates Dr. Gringeri’s employment without cause, or in the event Dr. Gringeri resigns for good cause, Dr. Gringeri will be entitled to severance equal to six months of Dr. Gringeri’s base salary in effect at the date of termination. Additionally, the Company will pay Dr. Gringeri’s COBRA premiums for a period of up to six months.

David Fractor

The Company entered into a consulting agreement with David Fractor pursuant to which Mr. Fractor became the Company’s Chief Financial Officer effective as of April 4, 2011. Mr. Fractor will serve in this capacity on a part-time basis for a three-year term, subject to termination by either party on 30 days notice. Under this agreement, Mr. Fractor received a monthly salary of $6,000 and was granted a seven-year option to purchase 42,000 shares of the Company’s common stock at an exercise price of $2.25 per share, with such option to vest in equal monthly installments over the three-year term of the agreement. On October 24, 2011, Mr. Fractor’s monthly salary was increased to $8,000 and he was granted a seven-year option to purchase 10,000 shares of the company’s common stock at an exercise price of $1.42 per share with such option to vest as to 2,500 shares on October 24, 2011 and the remaining shares to vest thereafter in 36 equal monthly installments. On February 24, 2012 the Company granted to Mr. Fractor a seven-year non-qualified option to purchase 10,000 shares of the Company’s common stock at an exercise price of $1.90 per share, with such option to vest in equal quarterly installments over a one-year period following the date of grant. Effective September 1, 2012, the Company increased Mr. Fractor’s monthly salary to $12,000. Effective January 1, 2013, Mr. Fractor became a part-time employee of the Company and his previous consulting agreement with the Company terminated. On March 1, 2013, the Company increased Mr. Fractor’s monthly salary to $12,500 and changed his title to Vice President of Finance and Principal Accounting Officer. On March 7, 2013, Mr. Fractor was granted a seven-year option to purchase 64,000 shares of the company’s common stock at a price of $2.72 per share, with one-quarter of such options to vest on March 1, 2014, and the remainder to vest in equal monthly installments over a period of three years. Additionally, Mr. Fractor is eligible for a discretionary annual cash bonus. For the year ended December 31, 2013, Mr. Fractor received a discretionary bonus of $23,750. Effective March 16, 2014, the Company increased Mr. Fractor’s annual salary to $176,300. The Company’s Board of Directors has not determined what bonus, if any, Mr. Fractor will receive for the year ended December 31, 2014. On March 7, 2014, Mr. Fractor was granted a ten-year stock option to purchase 20,000 shares of common stock under the Plan at an exercise price of $1.34 per share, which was the closing price of the Company’s stock on the date of grant. The option will vest in equal monthly installments over a period of four years from the date of grant.

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2014, (i) the number of shares of our common stock that are issuable under our equity compensation plans upon the exercise of outstanding options, warrants and other rights, (ii) the weighted-average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	9,164,765	$1.33	5,835,731
Equity compensation plans not approved by stockholders	150,000	$1.10	—

Total	9,314,765	$1.33	5,835,731

Our stockholders approved our 2006 Equity Incentive Plan (the “Equity Plan”). The only awards that are outstanding under the Equity Plan as of December 31, 2014 are options to acquire 3,231,341 shares of our common stock. In September 2008 our stockholders increased the authorized number of shares of our common stock available to be issued under the Equity Plan from 1,500,000 shares to 3,400,000 shares. In March 2010, our Board approved an increase in the number of shares of our common stock available to be issued under our Equity Plan from 3,400,000 shares to 6,000,000 shares, which was approved by our stockholders in September 2010. In October 2011, our stockholders increased the authorized number of shares of our common stock available to be issued under the Equity Plan from 6,000,000 to 8,000,000 shares. In September 2013, our stockholders increased the authorized number of shares of our common stock available to be issued under the Equity Plan from 8,000,000 to 12,000,000 shares.

In November 2006, we granted to Dr. John Yu (1) an option to purchase 150,000 shares of our common stock in consideration for his relinquishment of his royalty interest in the cellular-based therapy technology that we licensed and (2) an option to purchase 5,783,424 shares of our common stock in consideration of his agreeing to serve as our Chief Scientific Officer for a one-year term. Both options have an exercise price of $1.00 per share, a term of ten years and were fully vested upon grant. In November 2006, our stockholders approved these option grants to Dr. Yu.

Equity compensation plans not approved by stockholders include a ten year option to purchase 1,500,000 shares at an exercise price of $1.10 per share (of which 1,350,000 have been exercised) issued to Dr. Keith Black, on January 8, 2007 in connection with his appointment to our Scientific Advisory Board and five year warrants to purchase up to a total of 84,175 shares of our common stock at an exercise price of $1.87 issued in connection with placement agent services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 31, 2014 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our executive officers named in the Summary Compensation Table and our directors and (c) by all executive officers and directors of this company as a group. As of December 31, 2014, there were 64,604,823 shares of our common stock issued and outstanding. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Shares(2)%
John S. Yu, M.D.	6,374,527	(3)	9.11%
Andrew Gengos	462,000	(4)	*
Anthony Gringeri, Ph.D.	159,437	(5)	*
David Fractor	121,915	(6)	*
Richard Chin, M.D.	78,341	(9)	*
Rahul Singhvi, Sc.D.	222,956	(7)	*
Gary S. Titus	60,896	(8)	*
All executive officers and directors as a group (7 persons)(10)	7,480,072		10.54%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the persons shown is c/o ImmunoCellular Therapeutics, Ltd., 23622 Calabasas Road, Suite 300, Calabasas, California 91302.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days of December 31, 2014, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.
(3)	Includes 6,364,527 shares of our common stock underlying stock options that are exercisable within 60 days of December 31, 2014.
(4)	Includes 425,000 shares of our common stock underlying stock options that are exercisable within 60 days of December 31, 2014.
(5)	Includes 123,437 shares of our common stock underlying stock options that are exercisable within 60 days of December 31, 2014.
(6)	Includes 96,915 shares of our common stock underlying stock options that are exercisable within 60 days of December 31, 2014.
(7)	Includes 217,956 shares of our common stock underlying stock options that are exercisable within 60 days of December 31, 2014.
(8)	Includes 42,896 shares of our common stock underlying stock options that are exercisable within 60 days of December 31, 2014.
(9)	All of the shares shown are subject to options.
(10)	Includes 7,349,072 shares of our common stock underlying stock options that are exercisable within 60 days of December 31, 2014.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation, or certificate of incorporation, and amended and restated bylaws, or bylaws, and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the section titled “Where You Can Find More Information and Incorporation by Reference” in this prospectus.

General

Our authorized capital stock consists of 149,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share. As of November 21, 2014, there were 63,604,823 shares of our common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our board of directors from funds legally available therefor. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

For so long as Dr. John Yu, a co-inventor of our cellular-based therapy technology and the chairman of our board of directors, owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 2,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu to continue to serve on our board of directors. For so long as Dr. Yu owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 4,000,000 shares or at least 5,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on our board of directors.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or the rules of any stock exchange or market on which our securities are then traded), to designate and issue up to 1,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in a certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The General Corporation Law of the State of Delaware, our state of incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting, exchange or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

In December 2009, we created a class of Series A Preferred Stock in connection with our agreement with Socius Capital Group under which we have the right, subject to satisfying certain specified conditions, to require Socius Capital Group to purchase shares of this Series A Preferred Stock. This class has 2,000 shares of preferred stock authorized. In May 2010, we issued and sold 400 of these shares and redeemed 248.148 of these shares immediately following their issuance, leaving 151.852 of these shares still outstanding. In December 2010, we redeemed the remaining 151.852 of these shares. There are no other shares of our preferred stock currently issued or outstanding. The voting rights, preferences as to dividends and liquidation, redemption provisions and other terms of the Series A Preferred Stock are set forth in a certificate of designations of preferences, rights and limitations that we filed with the Delaware Secretary of State, and that has been filed as an exhibit to the registration statement on Form S-1 which became effective with the Securities and Exchange Commission on January 22, 2010.

Warrants

February 2011 Warrants

The following summary description of the material features of the outstanding warrants that we issued in February 2011 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Each warrant represents the right to purchase 0.5 of a share of common stock at an exercise price of $1.84 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.

Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of common stock purchased will be delivered to the warrantholder, or at the warrantholder’s request, the warrant shares will be credited to the warrantholder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”

Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.999% (subject to increase, not to exceed 9.999%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). Our obligation to issue shares of common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.

January 2012 Warrants

The following summary description of the material features of the outstanding warrants that we issued in January 2012 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Each warrant represents the right to purchase 0.5 of a share of common stock at an exercise price of $1.41 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.

Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of common stock purchased will be delivered to the warrantholder, or at the warrantholder’s request, the warrant shares will be credited to the warrantholder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”

Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). Our obligation to issue shares of common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.

October 2012 Warrants

The following summary description of the material features of the outstanding warrants that we issued in October 2012 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Each warrant represents the right to purchase 0.45 of a share of common stock at an exercise price of $2.65 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.

Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of common stock purchased will be delivered to the warrantholder, or at the warrantholders request, the warrant shares will be credited to the warrantholders account with the Depository Trust Company. The warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”

Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). Our obligation to issue shares of common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.

Adjustment. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such warrants immediately prior to such reorganization event.

Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

Our transfer agent is Computershare Trust Company, N.A. Its address is 350 Indiana Street, Suite 750, Golden, Colorado 80401. Its phone number is (303) 262-0600.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) shares of our common stock and (ii) warrants to purchase shares of our common stock. Each share of common stock is being sold together with 0.30 of a warrant to purchase one share of common stock. The shares of common stock and warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the warrants offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Warrants

The following summary of certain terms and provisions of warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price

Each warrant offered hereby will have an exercise price equal to 110% of the last reported sale price of our common stock as of the close of the trading day immediately preceding the pricing of this offering. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The warrants will be issued separately from the common stock, and may be transferred separately immediately thereafter. Warrants will be issued in certificated form only.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

If, at the time a holder exercises its warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

No Listing

There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

Right as a Shareholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments

Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holders of at least a majority of the then-outstanding warrants.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares of common stock and related warrants subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the number of shares of common stock and corresponding warrants provided below opposite its name.

Underwriter	Number of Shares	Number of Warrants
Roth Capital Partners, LLC	28,169,014	8,450,704

Total	28,169,014	8,450,704

The underwriter is offering the shares of common stock and related warrants subject to its acceptance of the common stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock and related warrants offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock and related warrants if any such shares of common stock and related warrants are taken.

Discounts, Commissions and Expenses

The underwriter has advised us that they propose to offer the shares of common stock and related warrants to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share of common stock and related warrant. After this offering, the public offering price and concession to dealers may be changed by the representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock and related warrants are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with this offering:

	Per Share of Common Stock and Related Warrant	Total
Public offering price	$	$
Underwriting discount	$	$

In addition, we have agreed to reimburse the underwriter for certain out-of-pocket expenses not to exceed $50,000 without our prior approval, subject to a maximum reimbursement of $75,000 in the aggregate. We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $410,000.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Lock-up Agreements

We, our officers, directors and certain of our stockholders have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter. This 90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the 90-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

The underwriter has advised us that it does not intend to conduct any stabilization or over-allotment activities in connection with this offering.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees.

Except for the services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

NOTICE TO INVESTORS

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by an underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are “securities.”

LEGAL MATTERS

Cooley LLP of Palo Alto, California will pass upon the validity of the shares of common stock and warrants offered hereby. The underwriter is being represented by of Lowenstein Sandler LLP of New York, New York in connection with the offering.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for each of the years in the period ended December 31, 2013, 2012 and 2011, and for the period from February 25, 2004 (inception) through December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the common stock and warrants offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the filed exhibits may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35560), excluding any portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 9, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 8, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC on November 10, 2014;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on January 10, 2014; January 13, 2014; February 25, 2014; March 12, 2014; June 4, 2014 (other than under Item 7.01 and the related exhibit); June 19, 2014; September 2, 2014; September 17, 2014 and November 14, 2014 (other than under Item 7.01 and the related exhibit).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information.

28,169,014 Shares of Common Stock

Warrants to Purchase 8,450,704 Shares of Common Stock

Prospectus

Roth Capital Partners

                    , 2015

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$3,079
FINRA filing fee	4,475
Accounting fees and expenses	40,000
Legal fees and expenses	300,000
Printing and related expenses	20,000
Miscellaneous	42,446

Total	$410,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated certificate of incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. The rights accruing to any person under our amended and restated certificate of incorporation and our amended and restated bylaws do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our amended and restated certificate of incorporation and our amended and restated bylaws.

We have entered into an Indemnity Agreement with each of our directors. In our employment agreements with Andrew Gengos and Anthony Gringeri, we agreed to indemnify each of these officers for all claims arising out of performance of his duties, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriter of us and our directors and officers for certain liabilities under the Securities Act, or otherwise.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules.

Financial statement schedules have been omitted, as the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto appearing in the prospectus made part of this registration statement.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, in Calabasas, California, on this 21st day of January, 2015.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Andrew Gengos
Andrew Gengos President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Andrew Gengos Andrew Gengos	President, Chief Executive Officer and Director	January 21, 2015

/s/ David Fractor David Fractor	Principal Financial and Accounting Officer	January 21, 2015

* Richard Chin, M.D.	Director	January 21, 2015

Rahul Singhvi, Sc.D.	Director	January 21, 2015

* Gary S. Titus	Director	January 21, 2015

* John S. Yu, M.D.	Director	January 21, 2015

*By:	/s/ Andrew Gengos
Andrew Gengos Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement *

2.1	Agreement and Plan of Reorganization dated as of May 5, 2005, as amended, among Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006. (1)

3.1	Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd. (2)

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd. (2)

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd. (3)

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation. (28)

3.5	Amended and Restated Bylaws of ImmunoCellular Therapeutics, Ltd. (23)

3.6	Amendment to the Amended and Restated Bylaws of ImmunoCellular Therapeutics, Ltd. (31)

3.7	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of ImmunoCellular Therapeutics, Ltd. (38)

4.1	Form of Common Stock Certificate for ImmunoCellular Therapeutics, Ltd. (5)

4.2	Warrant dated December 3, 2009 issued by ImmunoCellular Therapeutics, Ltd. to Socius Capital Group, LLC d/b/a Socius Life Sciences Capital Group, LLC (20)

4.3	Amended Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock dated May 2, 2010. (21)

4.4	Form of Warrant issued to participants in the March 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd. (21)

4.5	Form of Warrant issued to participants in the May 2010 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd. (22)

4.6	Warrant dated May 2, 2010 for 1,350,000 shares issued by ImmunoCellular Therapeutics, Ltd. to Socius CG II, Ltd. (21)

4.7	Form of Warrant issued to participants in the February 2011 private placement to purchase shares of common stock of ImmunoCellular Therapeutics, Ltd. (24)

4.8	Form of Warrant issued to participants in the January 13, 2012 underwritten public offering. (29)

4.9	Form of Warrant to purchase shares of common stock *

5.1	Opinion of Cooley LLP *

10.1	Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (28)

10.2	Form of Non-Qualified Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (12)

10.3	Form of Incentive Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (12)

10.4	Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.† (8)

10.5	First Amendment to Exclusive License Agreement dated as of June 16, 2008, between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd.† (9)

Exhibit Number	Description

10.6	Stock Purchase Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd. (8)

10.7	Registration Rights Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd. (8)

10.8	Securities Purchase Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd. (8)

10.9	Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd. (8)

10.10	Nonqualified Stock Option Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd. (8)

10.11	Registration Rights Agreement dated as of November 17, 2006 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd. (8)

10.12	Agreement dated as of February 14, 2008 between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd. (11)

10.13	Registration Rights Agreement dated as of April 14, 2008, between Molecular Discoveries, LLC and ImmunoCellular Therapeutics, Ltd. (15)

10.14	Agreement dated as of August 1, 2008 between Dr. Cohava Gelber and ImmunoCellular Therapeutics, Ltd. (17)

10.15	Second Amendment dated August 1, 2009 to Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd. (19)

10.16	Preferred Stock Purchase Agreement dated as of December 3, 2009 between ImmunoCellular Therapeutics, Ltd. and Socius Capital Group, LLC d/b/a Socius Life Sciences Capital Group, LLC. (20)

10.17	Agreement dated March 1, 2010 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd. (25)

10.18	Securities Purchase Agreement dated March 11, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd. (22)

10.19	Form of Registration Rights Agreement dated as of March 29, 2010 between participants in the March 2010 private placement and ImmunoCellular Therapeutics, Ltd. (21)

10.20	Modification Agreement dated May 2, 2010 among Socius CG II, Ltd., Socius Life Sciences Capital Group, LLC and ImmunoCellular Therapeutics, Ltd. (21)

10.21	Third Amendment dated March 26, 2010 to Exclusive License Agreement dated as of November 17, 2006 between Cedars-Sinai Medical Center and ImmunoCellular Therapeutics, Ltd. (21)

10.22	Securities Purchase Agreement dated May 12, 2010 between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd. (22)

10.23	Form of Registration Rights Agreement between participants in the May 2010 private placement and ImmunoCellular Therapeutics, Ltd. (22)

10.24	Purchase Agreement, dated as of February 22, 2011, by and between the ImmunoCellular Therapeutics, Ltd. and each investor named therein. (24)

10.25	Registration Rights Agreement, dated as of February 22, 2011, by and among ImmunoCellular Therapeutics, Ltd. and the investors named therein. (24)

10.26	Exclusive Sublicense Agreement dated May 28, 2010 between Targepeutics, Inc. and ImmunoCellular Therapeutics, Ltd. † (26)

Exhibit Number	Description

10.27	Sponsored Research and Vaccine Production Agreement dated January 1, 2011 between The Trustees of the University of Pennsylvania and ImmunoCellular Therapeutics, Ltd. † (26)

10.28	Placement agent agreement dated March 30, 2010 between Gilford Securities Incorporated and ImmunoCellular Therapeutics, Ltd. (26)

10.29	Placement agent agreement dated April 7, 2010 between Scarsdale Equities LLC and ImmunoCellular Therapeutics, Ltd. (26)

10.30	Consulting Agreement dated October 1, 2010 between JFS Investments and ImmunoCellular Therapeutics, Ltd. (26)

10.31	Advisory services agreement dated October 1, 2010 between Garden State Securities Inc. and ImmunoCellular Therapeutics, Ltd. (26)

10.32	Co-placement Agents Agreement dated January 31, 2011 among Summer Street Research Partners, Dawson James Securities, Inc. and ImmunoCellular Therapeutics, Ltd. (26)

10.33	Agreement dated as of March 13, 2011 between Dr. John Yu and ImmunoCellular Therapeutics, Ltd. (27)

10.34	Patent License Agreement, effective February 10, 2012, among The Trustees of the University of Pennsylvania and ImmunoCellular Therapeutics, Ltd.†(30)

10.35	Exclusive License Agreement, effective February 16, 2012, between the Johns Hopkins University and ImmunoCellular Therapeutics, Ltd.†*(30)

10.36	Office Lease dated July 1, 2012 between Regent Business Centers and ImmunoCellular Therapeutics, Ltd. (32)

10.37	Form of Warrant issued to participants in the October 18, 2012 underwritten public offering.(33)

10.38	Employment Agreement dated December 3, 2012 between Andrew Gengos and ImmunoCellular Therapeutics, Ltd. (34)

10.39	Form of Stock Option Grant Notice for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.(34)

10.40	Controlled Equity OfferingSM Sales Agreement dated April 18, 2013 between ImmunoCellular Therapeutics, Ltd. and Cantor Fitzgerald & Co. (35)

10.41	Form of Indemnity Agreement between ImmunoCellular Therapeutics, Ltd. and each of its directors and executive officers. (36)

10.42	Office Lease dated May 13, 2013 between Calabasas/Sorrento Square, LLC and ImmunoCellular Therapeutics, Ltd. (37)

10.43	Master Services Agreement dated September 1, 2010 between Averion International Corp. and ImmunoCellular Therapeutics, Ltd. (37)

10.44	Employment Agreement dated August 19, 2013 between Anthony Gringeri and ImmunoCellular Therapeutics, Ltd. (39)

10.45	Amendment No. 1 to the Exclusive License Agreement between the Johns Hopkins University and ImmunoCellular Therapeutics, Ltd. † (39)

10.46	Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (39)

10.47	Amendment No. 1 to Amended and Restated 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (39)

10.48	Form of Stock Option Grant Notice for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (39)

Exhibit Number	Description

10.49	Master Services Agreement dated February 19, 2014 between Aptiv Solutions, Inc. and ImmunoCellular Therapeutics, Ltd. (40)

23.1	Consent of Marcum LLP.

23.2	Consent of Cooley LLP (included in Exhibit 5.1) *

24.1	Power of Attorney**

†	Certain portions of the exhibit have been omitted based upon a request for confidential treatment filed by us with the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed by us with the Securities and Exchange Commission.
*	To be filed by amendment.
**	Previously filed.
(1)	Previously filed by us on January 26, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(2)	Previously filed by us on November 3, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(3)	Previously filed by us on May 9, 2007 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(4)	Previously filed by us on February 6, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(5)	Previously filed by us on February 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-140598, and incorporated herein by reference.
(6)	Previously filed by us on May 1, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-142480, and incorporated herein by reference.
(7)	Previously filed by us on July 12, 2007 as an exhibit to our Registration Statement on Form SB-2, File No. 333-144521, and incorporated herein by reference
(8)	Previously filed by us on November 22, 2006 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(9)	Previously filed by us on August 14, 2008 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(10)	Previously filed by us on September 14, 2007 as an exhibit to our Registration Statement on Form SB-2/A, File No. 333-144521 and incorporated herein by reference.
(11)	Previously filed by us on March 25, 2008 as an exhibit to our Annual Report on Form 10-KSB and incorporated herein by reference.
(12)	Previously filed by us on November 9, 2007 as an exhibit to our Registration Statement on Form S-8, File No. 333-147278, and incorporated herein by reference.
(13)	Previously filed by us on November 6, 2007 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(14)	Previously filed by us on April 2, 2007 as an exhibit to our Annual Report on Form 10-KSB and incorporated herein by reference.
(15)	Previously filed by us on April 16, 2008 as an exhibit to our Registration Statement on Form S-1, File No. 333-150277, and incorporated herein by reference.
(16)	Previously filed by us on November 13, 2008 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(17)	Previously filed by us on March 30, 2009 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(18)	Previously filed by us on August 14, 2009 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(19)	Previously filed by us on November 13, 2009 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(20)	Previously filed by us on December 7, 2009 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.

(21)	Previously filed by us on May 12, 2010 as an exhibit to our Registration Statement on Form S-1 to SB-2, File No. 333-144521 and incorporated herein by reference.
(22)	Previously filed by us on May 18, 2010 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(23)	Previously filed by us on January 11, 2011 as an exhibit to our Registration Statement on Form S-8, File No. 333-171652 and incorporated herein by reference.
(24)	Previously filed by us on February 25, 2011 as an exhibit to our current report on Form 8-K and incorporated herein by reference.
(25)	Previously filed by us on March 31, 2010 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(26)	Previously filed by us on March 31, 2011 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(27)	Previously filed by us on August 18, 2011 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(28)	Previously filed by us on November 14, 2011 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(29)	Previously filed by us on January 10, 2012 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(30)	Previously filed by us on March 21, 2012 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(31)	Previously filed by us on May 25, 2012 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(32)	Previously filed by us on August 14, 2012 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(33)	Previously filed by us on October 19, 2012 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(34)	Previously filed by us on March 11, 2013 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.
(35)	Previously filed by us on April 18, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(36)	Previously filed by us on May 10, 2013 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(37)	Previously filed by us on August 8, 2013 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(38)	Previously filed by us on September 24, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(39)	Previously filed by us on November 7, 2013 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(40)	Previously filed by us on March 14, 2014 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.